
                                                                    EXHIBIT 10.1

               ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

                                 by and between

                               OMEGA PROTEIN, INC.

                                    as Owner

                                       and

                          SUITT CONSTRUCTION CO., INC.,

                                  as Contractor

                           Dated as of April 15, 2003


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                                TABLE OF CONTENTS
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ARTICLE 1. DEFINITIONS ......................................................     1
   1.1     Capitalized Terms ................................................     1
   1.2     Precedence of Agreement ..........................................     7
ARTICLE 2. RELATIONSHIP OF CONSTRUCTION MANAGER, CONTRACTOR,
           SUBCONTRACTORS AND OTHERS ........................................     7
   2.1     Status of Contractor .............................................     7
   2.2     Subcontractors ...................................................     7
   2.3     Subcontract Provisions ...........................................     7
   2.4     Intentionally Omitted ............................................     7
   2.5     De Smet Agreement ................................................     7
ARTICLE 3. CONTRACTOR'S RESPONSIBILITIES ....................................     8
   3.1     Scope of Work ....................................................     8
   3.2     Spare Parts ......................................................     9
   3.3     Compliance with Drawings and Review of Drawings and Documents ....    10
   3.4     Contractor's Personnel and Labor Relations .......................    10
   3.5     Governmental Authorization and Contractor Assistance .............    11
   3.6     Control of the Work ..............................................    12
   3.7     Cleanup; Non-Interference ........................................    12
   3.8     Safety and Emergencies ...........................................    12
   3.9     Financing Assistance .............................................    13
   3.10    Foreign Corrupt Practices Act ....................................    13
   3.11    Compliance with Laws .............................................    14
   3.12    Books and Records ................................................    14
   3.13    Taxes and Fees ...................................................    15
   3.14    Access and Inspections, Correction of Defects ....................    15
   3.15    Security of  the Site; Storage and Related Matters ...............    16
   3.16    Cooperation and Non-interference .................................    16
   3.17    No Liens .........................................................    17
   3.18    Hazardous Substances, Endangered Species, Archaeological
           Discoveries and Ground Risk ......................................    18
   3.19    Traffic and Special Loads ........................................    19
   3.20    Waterborne Traffic ...............................................    19
   3.21    Quality Assurance ................................................    19
   3.22    Intentionally Omitted ............................................    19
   3.23    Intentionally Omitted ............................................    19
ARTICLE 4. OWNER'S RESPONSIBILITIES .........................................    19
   4.1     Intentionally Omitted ............................................    19
   4.2     Payment ..........................................................    20
   4.3     Access to Site and Rights of Way .................................    20
   4.4     Governmental Authorizations ......................................    20
   4.5     Operating Personnel ..............................................    20
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   4.6     Owner's Representative(s) ........................................    20
   4.7     Divergences from Law .............................................    21
   4.8     Foreign Corrupt Practices Act ....................................    21
   4.9     Compliance with Law ..............................................    21
ARTICLE 5. COMMENCEMENT OF WORK .............................................    21
   5.1     Commencement of Work .............................................    21
   5.2     Project Schedule .................................................    22
   5.3     Progress Reports and Consultation ................................    22
ARTICLE 6. CHANGES ..........................................................    23
   6.1     Change Orders ....................................................    23
   6.2     Owner Directed Changes ...........................................    23
   6.3     Contractor Changes ...............................................    23
   6.4     Definition of Change .............................................    23
   6.5     Adjustments to Agreement .........................................    23
   6.6     Performance of Changes ...........................................    24
   6.7     Other Provisions Unaffected ......................................    24
   6.8     Change in Law or Owner Delay .....................................    24
ARTICLE 7. CONTRACT PRICE; PAYMENTS TO CONTRACTOR ...........................    24
   7.1     Contract Price ...................................................    24
   7.2     Payment of Contract Price ........................................    24
   7.3     Payments Not Waiver or Acceptance of Work ........................    26
   7.4     Payments Withheld ................................................    26
   7.5     Payment of Subcontractors ........................................    27
   7.6     Waiver of Liens ..................................................    27
   7.7     Interest and Disputed Invoices ...................................    27
ARTICLE 8. TITLE AND RISK OF LOSS ...........................................    27
   8.1     Title ............................................................    27
   8.2     Risk of Loss .....................................................    28
   8.3     Use by Owner .....................................................    28
ARTICLE 9. INSURANCE ........................................................    29
   9.1     Contractor's Insurance ...........................................    29
   9.2     Owner's Insurance ................................................    29
   9.3     Certificates and Cancellations ...................................    30
   9.4     Failure to Pay ...................................................    30
   9.5     Miscellaneous ....................................................    30
ARTICLE 10. DOCUMENTATION ...................................................    31
   10.1    Delivery of Job Books ............................................    31
   10.2    Project Manual ...................................................    31
   10.3    Machine Readable Information .....................................    32
   10.4    Intentionally Omitted ............................................    32
   10.5    Intentionally Omitted ............................................    32
   10.6    Document Submittals ..............................................    32
ARTICLE 11. COMPLETION ......................................................    33
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                                       ii

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   11.1    Notices of Testing and Mechanical Completion .....................    33
   11.2    Substantial Completion Certificates ..............................    33
   11.3    Final Completion .................................................    34
   11.4    Owner Acceptance of Completion Certificates ......................    34
   11.5    Punchlist ........................................................    35
   11.6    Right of Waiver ..................................................    35
   11.7    Long-Term Obligations ............................................    35
ARTICLE 12. WARRANTY ........................................................    36
   12.1    General Warranty .................................................    36
   12.2    Warranty Period ..................................................    36
   12.3    Remedy ...........................................................    36
   12.4    Subcontractor Warranties .........................................    37
   12.5    Warranty Exclusions ..............................................    37
   12.6    No Implied Warranties ............................................    37
ARTICLE 13. SCHEDULE GUARANTEES .............................................    37
   13.1    Guarantee of Timely Completion ...................................    37
   13.2    Compliance .......................................................    38
   13.3    Intentionally Omitted ............................................    38
   13.4    Intentionally Omitted ............................................    38
   13.5    Intentionally Omitted ............................................    38
ARTICLE 14. LIMITATION OF LIABILITY .........................................    38
   14.1    Consequential Damages ............................................    38
   14.2    Releases Valid in All Events .....................................    38
   14.3    Intentionally Omitted ............................................    38
   14.4    Exclusive Remedies ...............................................    38
ARTICLE 15. REPRESENTATIONS OF CONTRACTOR AND OWNER .........................    39
   15.1    Contractor Representations .......................................    39
   15.2    Owner Representations ............................................    40
ARTICLE 16. DEFAULT, TERMINATION AND SUSPENSION .............................    40
   16.1    Default by Contractor ............................................    40
   16.2    Optional Cancellation by Owner ...................................    43
   16.3    Termination by Contractor ........................................    44
   16.4    Suspension of Work ...............................................    45
ARTICLE 17. FORCE MAJEURE ...................................................    46
   17.1    Failure to Perform Due to an Event of Force Majeure ..............    46
   17.2    Limitations of Events of Force Majeure ...........................    46
   17.3    Notice of Event of Force Majeure .................................    47
   17.4    Events of Force Majeure ..........................................    47
   17.5    Certain Events Not Excused .......................................    48
   17.6    Continued Performance ............................................    48
   17.7    Event of Force Majeure - Cost ....................................    49
ARTICLE 18. INDEMNITIES .....................................................    49
   18.1    Contractor Indemnity .............................................    49
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                                       iii

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   18.2    Owner Indemnity ..................................................    49
   18.3    Intentionally Omitted ............................................    50
   18.4    Contributory Negligence ..........................................    50
   18.5    Notice ...........................................................    50
   18.6    Defense of Claims ................................................    50
ARTICLE 19. DISPUTE RESOLUTION ..............................................    51
   19.1    Negotiation and Arbitration Resolution ...........................    51
   19.2    Intentionally Omitted ............................................    52
   19.3    Applicable Law and Arbitration Act ...............................    52
   19.4    Effect on Performance ............................................    52
   19.5    Incorporation and Consolidation ..................................    52
ARTICLE 20. CONFIDENTIAL INFORMATION ........................................    53
   20.1    Confidential Information .........................................    53
   20.2    Notice Preceding Compelled Disclosure ............................    53
   20.3    Definition of Confidential Information ...........................    53
   20.4    Remedies .........................................................    53
   20.5    Intellectual Property Provisions .................................    54
   20.6    Intellectual Property Warranties .................................    54
ARTICLE 21. SECURITY ........................................................    54
   21.1    Retention Bond ...................................................    54
   21.2    Intentionally Omitted ............................................    54
ARTICLE 22. MISCELLANEOUS PROVISIONS ........................................    55
   22.1    Governing Law ....................................................    55
   22.2    Notice ...........................................................    55
   22.3    Assignment .......................................................    55
   22.4    Miscellaneous ....................................................    56



                                       iv

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               ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

     THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT (this "Agreement"), dated as of April 15, 2003 (the "Effective Date"), is entered into by and between OMEGA PROTEIN, INC., a Virginia corporation ("Owner"), and SUITT CONSTRUCTION CO., INC., a South Carolina corporation ("Contractor").


                                    RECITALS

     A. Owner desires to develop a fish oil processing facility (the "Project") to be located in Reedville, Virginia (the "Site") consisting, in part, of a full service processing, refining, office/laboratory, warehousing and packaging facility (the "Facilities," as more particularly defined in Article 1).

     B. Contractor has significant expertise in the design, engineering, procurement, construction, start-up, commissioning, and testing of facilities similar to the Facilities.

     C. Contractor, itself or through Subcontractors (as defined below), desires to provide design, engineering, procurement, construction, interconnection, start-up, commissioning and testing services for the Facilities as set forth more fully below, all on a lump sum, fixed-price basis.

     D. Contractor is willing to guarantee the timely completion of the Work (as defined below) and certain levels of performance of the Facilities.

     NOW THEREFORE, Owner and Contractor agree as follows:

                                    ARTICLE 1.

                                   DEFINITIONS

     1.1 Capitalized Terms. Capitalized terms used without other definition shall have the meanings specified in this Article 1, unless the context requires otherwise.

          "AAA" shall have the meaning set forth in Section 19.1.

          "Affiliate" shall mean, with respect to any Person, any other Person that (a) owns or controls, directly or indirectly, the first Person, (b) is owned or controlled by the first Person, or (c) is under common ownership or control with the first Person, where "own" means ownership of fifty percent (50%) or more of the equity interests or rights to distributions on account of equity of the Person and "control" means the power to direct the management or policies of the Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" shall mean this Engineering, Procurement and Construction Contract as amended, modified or supplemented from time to time.

          "Alternate" shall have the meaning set forth in Section 19.2.

          "Arbitrator" shall have the meaning set forth in Section 19.2.

          "Balance of the Contract Price" shall have the meaning set forth in
     Section 16.1.5.

          "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banks in Texas or New York are authorized or required by law to be closed.

          "Change" shall mean a change in the Scope of Work, Specifications, Contract Price, Guaranteed Completion Date, Project Schedule or End Date, as applicable.

          "Change In Law" shall mean any of the following events occurring after the Effective Date as a result of, or in connection with, any action or inaction by any Governmental Authority (including any of the same relating to taxes) (a) a change in, modification or repeal of an existing Law, (b) an enactment, adoption, promulgation or making of a new Law, (c) a cancellation or non-renewal or other change in the conditions applicable to any Law, or (d) a change in the manner in which a Law is applied or in the application or interpretation thereof.

          "Change Order" shall mean a written order pursuant to Article 6, signed by Owner and Contractor authorizing a Change.

          "Confidential Information" shall have the meaning set forth in Section 20.3.

          "Contract Price" shall have the meaning set forth in Exhibit C-1.

          "Contractor" shall have the meaning set forth in the preamble to this Agreement.

          "Contractor Indemnitee" shall mean Contractor and each of its Affiliates, successors, assigns, officers, members, managers, directors and employees.

          "Contractor Insurance" shall have the meaning set forth in Exhibit
     H-1.

          "Contractor Lien" shall have the meaning set forth in Section 3.17.1.

          "Contractor's Equipment" shall mean all appliances or things of whatever nature required for the performance of the Work at the Site, but not including any items intended to form or forming part of the Facilities.

          "Contractor's Representative" shall be Contractor's project manager as referenced in Exhibit S.

          "Cost to Complete Facilities" shall have the meaning set forth in
     Section 16.1.5.

          "Day" or "day" shall mean a calendar day and shall include Saturdays, Sundays and holidays.

          "Default Rate" shall mean the JP Morgan Chase Bank prime rate plus two
     (2) percentage points, but in no event will the Default Rate exceed the maximum interest rate allowed by Law.

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          "Delay Limit" shall have the meaning set forth in Section 14.1.

          "De Smet" shall mean De Smet Process and Technology, Inc.

          "De Smet Agreement" shall mean that certain Equipment Supply Agreement between Omega and De Smet and dated on or about April 10, 2003.

          "Document Delivery Date" shall have the meaning set forth in Section 10.6.1.

          "Documentation" shall have the meaning set forth in Section 10.4.2.

          "Due Date" shall have the meaning set forth in Section 10.6.1.

          "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

          "End Date" shall be the date set forth in Section 13.1.

          "Equipment" shall mean all machinery, equipment, computer hardware and software, apparatus, materials, articles, drawings, designs, plans and things of all kinds to be provided by Contractor under this Agreement and/or incorporated into the Facilities, excluding Contractor's Equipment.

          "Events of Force Majeure" shall have the meaning set forth in Section 17.2.

          "Facilities" shall mean the facilities described in Exhibit B-1.

          "Final Completion" shall have the meaning set forth in Section 11.3.

          "Final Completion Certificate" shall have the meaning set forth in
     Section 11.3.

          "Good Industry Practice" or "GIP" shall mean those practices, methods, techniques and standards, as in effect or generally applicable at the time of performance of the Work, that are generally accepted for use in the independent fish oil refining industry and commonly used in prudent engineering and operations to design, engineer, construct, test, operate and maintain equipment lawfully, safely, efficiently and economically as applicable to equipment of the size, service, and type used in the Facilities.

          "Governmental Authority" shall mean the governmental, administrative, and municipal authorities, including, without limitation, any ministry, court, tribunal, department, municipality, city, instrumentality, agency or commission under the direct or indirect control of any city, county, state or federal government or governmental entity which has jurisdiction over any elements of the Work.

          "Governmental Authorizations" shall mean all permits, consents, decisions, licenses, approvals, certificates, confirmations or exemptions from, and all applications and notices filed with any Governmental Authority that are necessary for the design, engineering, procurement, construction, start-up, commissioning, testing, financing, ownership, and operation of the Facilities.

          "Guaranteed Completion Date" shall have the meaning set forth in
     Section 13.1.

          "Hazardous Substances" shall mean any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. "Hazardous Substances" shall include without limitation petroleum hydrocarbons, including crude oil or any fraction thereof, asbestos, asbestos-containing materials, radon, polychlorinated biphenyls (PCBs), methane and all substances which are defined as "hazardous substances," "hazardous wastes," "extremely hazardous wastes," "hazardous materials" or "toxic substances," biohazardous wastes, medical wastes, radioactive wastes or which are otherwise listed, defined or regulated in any manner pursuant to any Law pertaining to protection of the environment or human or animal health or safety.

          "Indemnitee" shall have the meaning set forth in Section 18.6.

          "Indemnitor" shall have the meaning set forth in Section 18.6.

          "Insurance Representative" shall have the meaning set forth in Section 3.22.

          "Insurability Certificate" shall have the meaning set forth in Section 3.23(a).

          "Invoice" shall mean Contractor's monthly request for payment in accordance with Section 7.2.2, which invoice shall be substantially in the form of Exhibit C-5.

          "Job Books" shall have the meaning set forth in Section 10.1.

          "Law" shall mean any applicable constitution, charter, act, statute, law, ordinance, code, rule, regulation, order, treaty, decree, announcement, or published practice or any interpretation thereof, or other legislative or administrative action of any Governmental Authority, or a final decree, judgment, or order of a court, or any applicable engineering, construction or safety code.

          "LCCP Panel" shall have the meaning set forth in Section 19.1.3.

          "Lender" shall mean lenders, institutions, noteholders, or bondholders providing or guaranteeing, financing or refinancing to Owner for development of the Project, and any agent or trustee therefor, to the extent identified in writing to Contractor.

          "Lien Security" shall have the meaning set forth in Section 3.17.1.

          "Liquidated Limit" shall have the meaning set forth in Section 14.1.

          "Losses" shall have the meaning set forth in Section 18.1.

          "Mechanical Completion" shall mean, with respect to each unit, system, or component of the Facilities, the completion of the Work relating thereto, including flushing and purging of systems; setting of the Equipment on foundations; connecting Equipment to other applicable equipment with piping, wiring, controls, and safety systems; ensuring that such Equipment and such related operating systems are individually cleaned, leak-checked, lubricated, and point-to-point checked to verify that such Equipment and such related operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation; and ensuring that such Equipment and related operating systems are ready for initial operation, adjustment and testing and may be so operated, adjusted and tested safely and without damage thereto or to any other property and without injury to any Person.

          "Month" or "month" shall mean a calendar month (in accordance with the Gregorian calendar).

          "Notice to Proceed" shall have the meaning set forth in Section 5.1.1.

          "Notice to Proceed Effective Date" shall have the meaning set forth in
     Section 5.1.1.

          "Out of Scope Construction" shall have the meaning set forth in
     Section 3.16.

          "Owner" shall have the meaning set forth in Recital A of this Agreement.

          "Owner Delay" means any delay or failure by Owner in performing obligations under this Agreement, which delay materially and adversely affects Contractor's cost, schedule, or other performance under this Agreement.

          "Owner Indemnitees" shall mean Owner, any Lender, and their respective Affiliates, successors, assigns, officers, members, managers, directors and employees.

          "Owner's Representative" shall have the meaning set forth in Section 4.6.

          "Permitting Agency" shall mean any entity which is listed in Exhibit K-1.

          "Person" shall mean any natural person, corporation, company, partnership (general or limited), limited liability company, limited liability partnership, business trust, or other entity or association.

          "Project" shall have the meaning set forth in Recital A of this Agreement.

          "Project Schedule" shall have the meaning set forth in Section 5.2.1.

          "Punchlist" shall have the meaning set forth in Section 11.5.1.

          "Punchlist Item" means any uncompleted part of the Facilities that (considered individually or in the aggregate of all Punchlist Items) does not or will not adversely affect the performance of the Facilities or the ability of Owner to operate the Facilities in the ordinary course of business in accordance with Good Industry Practice.

          "Punchlist Withholding" shall have the meaning set forth in Section 11.5.2.

          "Related Persons" shall have the meaning set forth in Section 14.6.

          "Replacement Contractor" shall have the meaning set forth in Section 16.1.3.

          "Representatives" shall have the meaning set forth in Section 20.1.

          "Retainage" shall have the meaning set forth in Section 7.2.4.

          "Retention Bond" shall have the meaning set forth in Section 21.1.

          "Schedule of Values" shall mean the schedule for payment of the Contract Price which is attached hereto as Exhibit C-2.

          "Scope of Work" shall mean the description of Work to be performed and Equipment to be provided by Contractor as set forth in Article 3.

          "Security" shall mean the Retention Bond together with any other security for the benefit of Owner for any of the obligations of Contractor under this Agreement.

          "Site" shall have the meaning set forth in the Recitals.

          "Special Damages" shall have the meaning set forth in Section 14.2.

          "Specifications" shall mean the specifications set forth in Exhibit
     B-2.

          "Subcontract" shall mean the De Smet Agreement and any agreement between Contractor and a Subcontractor or a Subcontractor and any other Subcontractor for the performance of any portion of the Work.

          "Subcontractor" shall mean De Smet and any subcontractor, vendor, or supplier of equipment, materials or services to Contractor or any subcontractor or any Person engaged or employed by any such subcontractor, vendor, or supplier in connection with the performance of any portion of the Work.

          "Substantial Completion" shall have the meaning set forth in Section 11.2.

          "Substantial Completion Certificate" shall have the meaning set forth in Section 11.2.

          "Technology" shall have the meaning set forth in Section 20.5.

          "Termination Amount" shall have the meaning set forth in Section
     16.1.5.

          "Termination Expenses" shall have the meaning set forth in Section 16.2.2.2.

          "USD, U.S. Dollars or $" shall mean lawful currency of the United States of America.

          "Warranty Period" shall have the meaning set forth in Section 12.2.

          "Work" shall mean all Equipment and other structures, instruments, facilities and materials included or to be included in the Facilities and all obligations, duties and responsibilities assigned to or undertaken by Contractor pursuant to this Agreement.

     1.2 Precedence of Agreement. In the event of a conflict or inconsistency between the body of this Agreement (Articles 1 through 22) and any exhibit hereto or any drawings or other documents for the Facilities, the terms of the body of this Agreement shall govern. In the event of a conflict or inconsistency between any exhibit hereto and any Documentation or any drawings or other documents for the Facilities or Good Industry Practice (exclusive of any omissions therein), the terms of the exhibit shall govern. In the event of any conflict or inconsistency between any of the exhibits hereto, the more onerous or stringent standard, as applied to a Party's performance of this Agreement, shall govern. Contractor shall promptly notify Owner in writing of any discovered conflict or inconsistency among any of the foregoing.

                                   ARTICLE 2.

   RELATIONSHIP OF CONSTRUCTION MANAGER, CONTRACTOR, SUBCONTRACTORS AND OTHERS

     2.1 Status of Contractor. Contractor is an independent contractor and not Owner's agent or employee.

     2.2 Subcontractors. Owner acknowledges and agrees that Contractor may have portions of the Work performed by Subcontractors. Contractor shall cause all Subcontractors to perform their work in conformity with this Agreement. No contractual relationship shall exist between Owner and any Subcontractor with respect to the Work, other than De Smet and no Subcontractor shall be deemed a third-party beneficiary of this Agreement. Contractor shall be as fully responsible to Owner for the acts and omissions of Subcontractors, as it is for its own employees' acts or omissions, except as otherwise expressly provided herein. Unless Owner expressly agrees in writing to the contrary, Owner shall not be obligated to pay or see to the payment of any Subcontractor. Entry into any Subcontract shall not relieve Contractor of any of its obligations under this Agreement.

     2.3 Subcontract Provisions. Contractor shall ensure that all of its Subcontracts are in writing. All Subcontracts shall provide that they are assignable to Owner, and to any Lender (and each of their respective successors and assigns) upon written request by Owner, or any Lender and without Subcontractor's further consent following termination of this Agreement, provided that any assignee assumes all of Contractor's obligations under such Subcontract accruing after the date of assignment.

     2.4 Intentionally Omitted.

     2.5 De Smet Agreement. Subject to Section 12.1, Contractor acknowledges and agrees that Contractor shall be obligated to perform all of Owner's obligations under the De

Smet Agreement (other than any payment obligations) and such obligations shall be the responsibility of Contractor as if set forth herein. Contractor further agrees that Contractor shall manage, coordinate, supervise and, subject to
Section 12.1, enforce the obligations of De Smet under the De Smet Agreement and shall promptly notify Owner in writing of any performance failures by De Smet. Contractor hereby acknowledges receipt of a fully executed copy of the De Smet Agreement.

                                   ARTICLE 3.

                          CONTRACTOR'S RESPONSIBILITIES

     3.1 Scope of Work.

          3.1.1 General Description of Work. Contractor shall procure and supply the Equipment and design, engineer and construct the complete Facilities (including completion of civil work and the start-up, commissioning and testing of the Facilities) so that the Facilities comply with the requirements set forth in this Agreement and all applicable Laws and Governmental Authorizations. Contractor shall furnish, undertake, provide or cause to be provided, in a good and workmanlike manner, the Equipment, Contractor's Equipment and all services, supervision, testing, labor and personnel necessary to design, engineer, procure, construct, start-up, commission, and test the Facilities in accordance with the published recommendations of the original Equipment manufacturers, Governmental Authorizations, GIP, and the provisions of this Agreement. Where this Agreement describes the Scope of Work in general terms, but not in complete detail, it is understood and agreed that the Scope of Work includes any incidental work which can be reasonably inferred as required and necessary to procure and supply the Equipment and complete the Facilities in accordance with this Agreement. Scope of Work also includes completion of all items set forth in the base scope described in Exhibit B-1, and such options as may be exercised by a Change Order to this Agreement. In the event of any conflict or inconsistency between the requirements of this Agreement and GIP, the requirements of this Agreement shall prevail.

          3.1.2 Specific Responsibilities. Without limiting the generality of
     Section 3.1.1 or any other provision of this Agreement, Contractor shall design, engineer, procure, construct, start-up, test and commission the Facilities such that such facilities meet the requirements of Mechanical Completion, Substantial Completion and Final Completion, and except as the following is limited by Article 4, Contractor shall:

               3.1.2.1 prepare a conceptual design and the integrated detailed design of the entire Facilities such that the Facilities when constructed in accordance with such design and upon installation of the Equipment will conform to the Specifications and the Scope of Work and meets the requirements described in this Agreement;

               3.1.2.2 perform any required improvements to the Site necessary for completion of the Facilities in accordance with this Agreement;

               3.1.2.3 procure and supply all Equipment which shall be new, unused and meet or exceed GIP, expedite and transport the Equipment to the Site, perform receipt and inventory at the Site to ensure equipment is received in undamaged condition and ensure the proper handling and storage of same, all consistent with GIP;

               3.1.2.4 provide management, temporary offices and facilities, laydown areas, security, Contractor's Equipment, construction utilities and consumables, including lubricants, chemicals, welding rods and construction equipment fuel necessary for construction of the Facilities in accordance with this Agreement except for those items to be furnished by Owner as set forth in Section 4.1;

               3.1.2.5 provide the first fill of any fuel, oil or other similar provisions required for initial operation of all Equipment;

               3.1.2.6 conduct the training described in Exhibit O;

               3.1.2.7 if necessary, clear all Equipment through customs and take any other actions necessary to import any Equipment;

               3.1.2.8 Intentionally Omitted; and

               3.1.2.9 prepare start-up and commissioning procedures.

          3.1.3 Compliance with Permitting and Licensing Requirements. Contractor shall comply with the requirements of all Governmental Authorizations. Owner shall timely inform the Permitting Agency that it has retained Contractor.

     3.2 Spare Parts.

          3.2.1 Special Tools. Provided within the Contract Price are all special tools necessary for the construction, start-up, commissioning and testing of the Facilities prior to Substantial Completion.

          3.2.2 Operating Spare Parts. Contractor shall solicit from bidders for Equipment operating and maintenance spare parts lists and proposed pricing for such spare parts concurrently with the bid for such Equipment. Contractor shall provide Owner with such priced spare parts list. Owner may in its discretion enter into purchase agreements with such Subcontractor for spare parts. Contractor shall provide appropriate support to Owner in its negotiations. Contractor shall be responsible for receiving, inventorying, storing and handling over to Owner or Owner's operator, as instructed by Owner, all operating spare parts described in Exhibit B-2 to the extent that delivery of such spare parts occurs prior to Substantial Completion.

          3.2.3 Failure During Start-Up. If any Equipment fails prior to Final Completion, spare parts may be withdrawn from Owner's or Owner's stock to repair the Equipment that failed. Contractor at its cost shall promptly replace all withdrawn spare parts with new spare parts of the same type made by the same manufacturer on or before Final Completion.

     3.3 Compliance with Drawings and Review of Drawings and Documents.

          3.3.1 Submission by Contractor. Contractor shall timely submit to Owner complete copies of the Facilities drawings and documents for those documents listed in Exhibit R-2. Within thirty (30) days following the Notice to Proceed Effective Date, Contractor shall provide to Owner a submittal schedule setting out the anticipated dates of issue for all such drawings and documents.

          3.3.2 Review by Owner. Owner shall notify Contractor of any comments or queries within fifteen (15) days of receiving any drawing or document listed in Exhibit R-2. If Owner fails to respond within the fifteen (15) day period, then such drawing or document shall be deemed to have been reviewed by Owner and Owner shall be deemed to have concurred without comment thereto. Within ten (10) days following receipt of any comments or queries, Contractor shall amend the drawing or document or otherwise take account of or respond to Owner's comments or queries and shall resubmit the drawing or document to Owner for review. Owner shall notify Contractor of any comments or queries with respect to such a resubmitted drawing or document within seven (7) days of its receipt. Within the method, manner or sequence of carrying out the Work, Contractor shall reasonably endeavor to implement Owner's comments (including comments on matters of safety and ease of operation and maintenance of the Facilities), unless such comments are inconsistent with the requirements of this Agreement. Owner shall not review or comment on any drawing or document submitted for information except on the grounds that the drawing or document is not in accordance with the requirements of this Agreement, except that Owner shall always be entitled to comment on or require a Change to any such drawing or document by directing a Change Order under Article 6. Owner's comments shall follow the guidelines set forth in Exhibit R-3.

          Owner's review of any drawing or document hereunder shall not be construed as constituting approval of Contractor's work, nor shall Owner's failure to review or failure to comment be construed as approval or disapproval. Contractor all times shall retain responsibility for a Scope of Work that meets the requirements of this Agreement, regardless of whether or not Owner has reviewed Contractor's drawings or documents.

          3.3.3 Owner's Right to Examine. Owner and its authorized representatives shall also have the right, at any time on reasonable notice, at the premises of Contractor or Subcontractor, to examine drawings or documents which have been or are being prepared by Contractor or any Subcontractor for the purposes of this Agreement, except drawings or documents containing proprietary manufacturing know-how which is confidential to Contractor or a Subcontractor.

          3.3.4 Compliance With Drawings. Contractor shall perform the Work and ensure that all Equipment is procured and supplied substantially in accordance with the final drawings and documents listed in Exhibit R-2 and submitted to Owner under this Section 3.3.

     3.4 Contractor's Personnel and Labor Relations.

          3.4.1 Site Staff. Contractor shall ensure that there are at all times at the Site sufficient suitably qualified and experienced personnel to supervise and perform the Work at the

     Site and to direct the operating and maintenance personnel in the start-up, commissioning and testing of the Facilities.

          3.4.2 Key Personnel. Contractor shall appoint suitably qualified and experienced Persons acceptable to Owner to fill the posts listed in Exhibit
     S. Contractor shall maintain such posts in connection with the Work as long as reasonably necessary to fulfill Contractor's obligations under this Agreement and shall not remove or replace personnel holding such posts without Owner's prior written approval, which approval shall not be unreasonably withheld or delayed, unless such persons cease to be in Contractor's employ. Contractor shall submit the resumes of the Persons nominated to fill the positions listed on Exhibit S to Owner for review, comment, or rejection not less than sixty (60) days prior to their appointment. One post designated on Exhibit S shall have full authority to act on behalf of Contractor for all purposes in connection with this Agreement. Contractor shall notify Owner of the normal workplace(s) of the Person who holds such post and provide Owner with a telephone number where such person can be reached twenty-four (24) hours a day, seven (7) days a week. Another post designated on Exhibit S shall be held by a Person employed at the Site from the commencement of Work on the Site until Mechanical Completion to supervise all work done on the Site and to receive all instructions related to Site activities given by or on behalf of Owner. Whenever such Person is absent from the Site, Contractor shall nominate a suitable Person to act as his or her deputy.

          3.4.3 Objection to Representative. Owner shall be entitled by notice to Contractor to object to any representative or Person listed on Exhibit S employed by Contractor in the execution of the Work who shall, in Owner's reasonable opinion, be incompetent or negligent, or engaged in misconduct, and Contractor shall promptly remove or ensure the removal of such Person from the Work and appoint a suitable replacement.

          3.4.4 Harmonious Labor Relations. Contractor shall use all reasonable efforts in the employment of labor and Subcontractors (whether directly or indirectly employed) so as not to cause any conflict or interference with or between the various trades, or any delay in the performance of Contractor's obligations. Contractor shall be responsible for all labor relations matters of its employees and those of its Subcontractors relating to the Work and shall use (and cause its Subcontractors to use) reasonable efforts to maintain harmony among their work forces. Contractor shall use (and cause its Subcontractors to use) reasonable efforts and judgment as an experienced contractor to adopt and implement policies and practices designed to avoid work stoppages, slowdowns, disputes, and strikes. Nothing herein shall require Contractor to enter into any collective bargaining agreements.

          3.4.5 Employment of Qualified Personnel. Whenever required by Law or GIP, Contractor will employ licensed personnel to perform professional services in performance of the Work.

     3.5 Governmental Authorization and Contractor Assistance. Contractor shall obtain in a timely manner any Governmental Authorizations required for the Work except those listed in Exhibit K-1 for which Owner is designated as responsible, any other local construction Governmental Authorizations related to construction work on the Site, as well as any completion certificates required by applicable Law certifying that the Facilities have been built in accordance with all such Governmental Authorizations and the as-built drawings. Contractor shall promptly deliver to Owner copies of all such Governmental Authorizations. Contractor shall give all notices and pay all fees required to be given or paid to any Governmental Authority in relation to the Governmental Authorizations which are Contractor's responsibility. Contractor shall use reasonable efforts (including, but not limited to, providing documents and information requested by Owner) to assist Owner in its efforts to obtain the Governmental Authorizations for which Owner is designated as responsible under this Agreement. Contractor acknowledges that (i) time is of the essence with respect to Contractor's obligation under this Agreement to provide any documents required herein that must be submitted by Owner to the Permitting Agencies to obtain the Governmental Authorizations listed on Exhibit K-1, and (ii) it will take up to the processing time listed in Exhibit K-1 to obtain such Governmental Authorizations and Contractor has taken such time into consideration for purposes of the Project Schedule and the Guaranteed Completion Date.

     3.6 Control of the Work. Except as otherwise provided under Section 3.8.3 and 3.18, Contractor shall be solely responsible for all construction means, methods, techniques, sequences, procedures, safety and security programs in connection with performance of the Work.

     3.7 Cleanup; Non-Interference. Contractor at all times shall keep the Site reasonably free from waste materials or rubbish caused by its or its Subcontractor's activities. During the period from Substantial Completion until Final Completion, Contractor shall ensure that the performance of the Work does not unreasonably interfere with the commercial operation of the Facilities. As soon as practicable after Substantial Completion, Contractor shall remove Contractor's Equipment and all waste material and rubbish from the Site and, to the extent generated by the Work, from the surrounding areas.

     3.8 Safety and Emergencies.

          3.8.1 Precautions. Contractor shall be solely responsible for the safety of its operations and the operations of each Subcontractor. Contractor shall initiate and maintain reasonable safety precautions and programs designed to promote health and safety and prevent injury to Persons or damage to property on, about or adjacent to the Site. Contractor shall erect and maintain reasonable safeguards for the protection of workers and the public. Contractor shall exercise reasonable efforts to eliminate or abate all reasonably foreseeable safety hazards created by or otherwise resulting from performance of the Work. At least fifteen (15) days prior to commencement of activities at the Site, Contractor shall submit its Site safety procedures to Owner for review and comment, and to the extent applicable to commissioning, approval. Contractor shall take into account and appropriately revise its Site safety procedures as reasonably required in response to Owner's requirements.

          3.8.2 Emergencies. In the event of an emergency endangering life or property, Contractor shall take such action as may be necessary to prevent or mitigate injury, damage or loss and shall promptly notify Owner of any such emergency and the actions taken by Contractor.

          3.8.3 Owner Actions. Whenever Contractor has not complied with its obligations set forth in Section 3.8.1 or 3.8.2, creating an emergency requiring immediate action,

     Owner may take reasonable precautions, but the taking of such action by Owner, or Owner's failure to do so, shall not limit Contractor's liability or its obligations under this Agreement. Contractor shall reimburse Owner for the reasonable costs incurred by Owner in taking such precautions.

          3.8.4 Intentionally Omitted.

          3.8.5 Drug, Alcohol and Weapon-Free Workplace. The parties desire to provide a safe and productive work environment. The parties believe that the use, possession and/or distribution of (i) illegal/unauthorized drugs,
     (ii) alcohol or (iii) firearms or other weapons presents a serious threat to the safety of employees, visitors and others at the Site, or other premises owned, leased, or occupied by Owner. Without in any way shifting responsibility for safety from Contractor to Owner, Contractor's and Subcontractors' employees associated with the Work will comply with Owner's drug, alcohol and weapon policy as in effect from time to time during the term of this Agreement and communicated to Contractor, including, without limitation, the following:

               (1) while on or entering the Site or other premises owned, leased or occupied by Owner, search of personal and professional possessions, including, but not limited to, automobiles, trucks, briefcases, lunch boxes and person for (i) illegal/unauthorized drugs, (ii) alcohol, or
          (iii) firearms or other weapons. Failure to consent to such search shall be grounds for immediate removal from the Site or other premises owned, leased or occupied by Owner;

               (2) drug testing at any time while on the Site or other premises owned, leased or occupied by Owner or Owner. Failure to do so or failing any such test shall be grounds for immediate removal from the Site or other premises owned, leased or occupied by Construction Manager; and

               (3) failure of a Contractor's or Subcontractor's employee to agree and abide by such policy will be grounds for immediate removal from the Site or other premises owned, leased or occupied by Owner, or from any location under Owner's control that is associated with the Work.

     3.9 Financing Assistance. Contractor will make available to Owner and any Lender (and any independent engineer or other consultants retained by Owner or any Lender) information relating to the status of the Work, including but not limited to information relating to the design, procurement, engineering, construction, start-up, commissioning, and testing of the Facilities, and such other matters as Owner reasonably may request. Contractor at its own cost shall furnish such usual and customary consents to assignment, certifications and representations and opinions of counsel, addressed to Owner and any Lender, as may be reasonably requested by Owner or any Lender, it being understood that Contractor shall be under no obligation to execute any documents or agreements that require Contractor to assume obligations or responsibilities greater than those existing under the this Agreement.

     3.10 Foreign Corrupt Practices Act. Contractor shall not act in violation of the U.S. Foreign Corrupt Practices Act; in particular, Contractor shall not make any payments, loans, or gifts, directly or indirectly, to or for the use or benefit of any official, employee, agency, or instrumentality of any government, political party, or candidate thereof, public international organization or any other Person, the payment of which would violate the laws of the United States of America, or the country or countries where the Work is performed, in whole or in part. Contractor shall indemnify, defend, and hold harmless Owner Indemnitees from and against any and all Losses attributable to any failure of Contractor or any Subcontractor to comply with this Section 3.10 in connection with the Work or this Agreement.

     3.11 Compliance with Laws.

          3.11.1 Compliance and Indemnity. In performing its obligations under this Agreement, Contractor shall, and shall cause its Subcontractors to, ascertain and comply with all applicable Laws. Contractor shall indemnify, defend and hold harmless Owner Indemnitees from and against any and all Losses attributable to any failure of Contractor or any Subcontractor to comply with such Laws in connection with the Work or this Agreement.

          3.11.2 Divergences from Law. If Contractor becomes aware of any divergence between any applicable Law or Governmental Authorization and the Specifications, Scope of Work or any other provision of this Agreement, it shall immediately give Owner written notice specifying the divergence and its proposed Change for remedying such divergence. Following execution of an appropriate Change Order, which shall provide for any increase in Contract Price or Project Schedule only if such increase is due to a Change in Law, Contractor shall complete the Work in accordance with such Change Order.

          3.11.3 Changes in Law. If and to the extent that any Change in Law requires modification of the Facilities or change in the Work or the schedule, manner or sequence of execution of the Work as described in the Specifications, such Change in Law shall be deemed to be a Change to which the provisions of Article 6 shall apply. Each party shall notify the other as soon as it becomes aware of any Change in Law which may affect the Facilities or the Work, and shall provide the other party with information as required to enable the parties to comply with their obligations under this Agreement.

     3.12 Books and Records.

          3.12.1 Payments to Contractor. Contractor shall keep and maintain one set of records showing all payments made to Contractor by Owner. Such records shall be maintained at Contractor's main office in Richmond, Virginia for at least three (3) years after final payment to Contractor. At any reasonable time within three (3) years after final payment to Contractor, Owner and its representatives may inspect, copy and audit such records of (i) payments to Contractor for Work performed on a time and materials basis or other non-fixed price basis and (ii) sales, use and other taxes relating to the Work. If the audit determines that there has been an under or over payment, then the party owing money will promptly pay the amount due. Owner shall pay the costs of the audit.

          3.12.2 Intentionally Omitted.

     3.13 Taxes and Fees.

          3.13.1 The Contract Price does not include payment of taxes, fees, levies or other charges by Governmental Authorities, other than (i) personal taxes assessed against Contractor, including but not limited to taxes pertaining to social security, unemployment compensation and income,
     (ii) sales taxes (other than sales tax on processing equipment) and (iii) customs duties and taxes, if any, assessed against the Equipment in connection with its importation into the United States.

          3.13.2 Intentionally Omitted.

          3.13.3 Within a reasonable period after a request therefor, Contractor shall provide Owner with any information reasonably available to Contractor regarding quantities, descriptions, and costs of Equipment installed at the Facilities, which Owner shall deem necessary in connection with tax matters, in sufficient detail and in such a format as Owner reasonably may request.

     3.14 Access and Inspections, Correction of Defects.

          3.14.1 Right to Inspect. Owner and its authorized representatives (including any Lender or a representative of any Lender) at Owner's sole cost, shall (a) at all times have access to any place where Work is being performed to observe the Work and (b) upon reasonable advance notice to Contractor, and subject to compliance with reasonable safety precautions, have the right to maintain a reasonable presence at the Site. Contractor shall make arrangements and provide for such access. All such Persons shall have the right to be present during the designing, engineering, procuring, constructing, starting up, commissioning and testing of the Facilities and the Equipment, whether on or off the Site, and shall, by way of example and not limitation, have access to all test procedures, quality control reports and test reports and data, including all adjustment, installation, and alignment data for the Equipment. Contractor shall give notice of the tests and coordinate with Owner the tests provided for in this Agreement. In addition to Owner's other rights in this Agreement, in order to allow Owner and its authorized representatives to be present, Contractor shall give Owner at least five (5) Business Days advance notice of any system or equipment check-out or testing under Article 11 or with respect to which Owner specifically requests advance notice. Contractor also shall provide any other information in its possession relating to the Facilities or this Agreement reasonably requested by Owner or any of its authorized representatives including information necessary for Owner's performance of risk analysis, environmental and other studies.

          3.14.2 Correction of Defects. Contractor, at its sole cost, shall promptly correct any part of the Work which is defective or not in accordance with this Agreement, regardless of the stage of its completion or the time or place of discovery of such errors and regardless of whether Owner has previously accepted it through oversight or otherwise. However, if any part of the Work is discovered to be defective or not in accordance with this Agreement after Substantial Completion, correction of such part of the Work shall be governed by Article 12.

          3.14.3 Disclaimer. No inspection or review by Owner or its representatives shall constitute an approval, endorsement, or confirmation of any drawing, plan, specification, proposed Subcontractor or Work or an acknowledgment by Owner or such other Person that drawing, plan, specification, proposed Subcontractor or Work satisfies the requirements of this Agreement; nor shall any such inspection or review relieve Contractor of any of its obligations to perform the Work and furnish the Equipment so that the Facilities, when complete, satisfies all the requirements of this Agreement.

          3.14.4 Tear-Out. Prior to Substantial Completion, if Owner requests Contractor to tear out Work to inspect previously covered Work or Equipment and (a) such tear-out is required as a result of Contractor's failure to hold a witness or hold point as specified in Sections 3.14.5 and 3.14.6 or
     (b) the Work inspected is defective or not in accordance with this Agreement, then (and only then) Contractor shall bear the cost and time of such tear-out, repair and replacement.

          3.14.5 Witness & Hold Points Proposal. Contractor shall provide a complete list of proposed witness and hold points for Owner's review and approval. This list shall be included in its manufacturing and construction schedules for the Equipment, and shall be provided at least twenty (20) days prior to release for manufacturing of the applicable Equipment. Owner shall review and respond to such submittal within ten (10) days of receipt, either accepting the witness and hold points or requiring reasonable additional witness and hold points. The parties will develop a mutually agreed final list of witness and hold points, and Contractor shall submit such mutually agreed list to Owner prior to releasing such Equipment for manufacturing.

          3.14.6 Witness & Hold Points. Contractor shall provide a preliminary and final notification to Owner prior to reaching any of the witness or hold points established under Section 3.14.5. A preliminary notice shall be delivered at least fourteen (14) days prior to the witness or hold point. A final notice shall be delivered at least five (5) days prior to the witness or hold point. Owner at its election may witness the activity referenced in the witness or hold point, but Contractor is not required to wait for written approval to proceed past a witness or hold point.

     3.15 Security of the Site; Storage and Related Matters. Contractor shall warehouse or otherwise provide appropriate temporary construction storage for all Equipment at or in the vicinity of the Site. Contractor shall be responsible for the proper security of all of the Work and Equipment on the Site and for the proper provision of temporary roadways and footways on the Site as necessary to secure the Work. All Equipment that is stored at a location other than the Site shall be segregated from other goods and Contractor shall be responsible for the security and protection of all Equipment stored or warehoused off the Site. Contractor shall notify Owner of the location of such Equipment from time to time.

     3.16 Cooperation and Non-interference. Contractor acknowledges and accepts that Owner may engage other Persons to perform work or provide services in connection with the completion of the Facilities which are not part of the Work and which may or may not be performed at or adjacent to the Site (the "Out of Scope Construction"). Contractor will cooperate in good faith and use its reasonable efforts to coordinate performance of the Work so as to enable any Person performing the Out of Scope Construction to complete its work in a timely and efficient manner, provided that Contractor's ability to perform the Work in accordance with this Agreement is not thereby impaired. If Owner requires, Contractor shall attend coordination conferences with the Owner and Persons performing Out of Scope Construction and shall cooperate so as to interface the Work with the work of Owner and all Persons performing Out of Scope Construction. If Contractor notifies Owner in writing that Owner or any Persons performing Out of Scope Construction are failing to coordinate work with Contractor's Work, then Owner shall promptly investigate the assertion, and commence such corrective measures as Owner deems necessary or appropriate. Any difference or conflict which may arise over the Work between Contractor and Owner or any Persons performing Out of Scope Construction shall be adjusted by Owner, subject to Contractor's right to a Change Order under Article 6 for costs and delay and subject to the dispute resolution procedure in Article 19.

     3.17 No Liens.

          3.17.1 Creation of Liens. Provided Contractor is paid in accordance with the terms of this Agreement, Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any Subcontractor, employee, laborer, materialman or other supplier of goods or services, any right of retention, claim, lien, charge or encumbrance on the Site, the Facilities or any part thereof or interest therein (each a "Contractor Lien"). Contractor shall promptly pay or discharge (by bond or otherwise), and discharge of record, or provide security reasonably acceptable to Owner with respect to, any such Contractor Lien or other charge which, if unpaid, might be or become a Contractor Lien. Contractor shall immediately notify Owner of the assertion of any Contractor Lien. To the extent Contractor has a bona fide dispute with a Subcontractor, Contractor may post a bond on a form and with a surety reasonably satisfactory to Owner sufficient to satisfy any such Subcontractor's claim.

          3.17.2 Intentionally Omitted.

          3.17.3 Discharge of Liens. Provided Owner has paid Contractor in accordance with the terms of this Agreement, upon Contractor's failure to promptly pay, discharge (by bond or otherwise) or provide security reasonably acceptable to Owner for any Contractor Lien within thirty (30) days of notice of the existence thereof from any source, Owner may pay or discharge such Contractor Lien and, upon the payment or discharge thereof, shall be entitled to immediately recover from Contractor the amount thereof together with all expenses incurred by it in connection with such payment or discharge or to set off all such amounts against any sums owed by Owner to Contractor.

          3.17.4 No Waiver of Contractor Rights. Nothing in this Section 3.17 shall be construed as a limitation on or waiver by Contractor of any of its rights to encumber the Facilities or the Site as security for any unpaid payments owed to it by Owner hereunder; provided that Contractor may exercise such right only after providing Owner with five (5) days' prior written notice of its intent to do so and provided further that Owner (or any Lender on behalf of Owner) shall not have made such payment within the five (5) day period.

     3.18 Hazardous Substances, Endangered Species, Archaeological Discoveries and Ground Risk.

          3.18.1 Existing. Upon the discovery of any Hazardous Substances existing on the Site (which were not brought to the Site by Contractor or a Subcontractor), or of any article of value or antiquity or of archaeological or geotechnical interest, Contractor shall (a) promptly cease work in the affected area and direct its workers and Subcontractors not to remove or further disturb the material or item; (b) promptly notify Owner of such discovery; (c) use all reasonable efforts to mitigate the effects of any such discovery on the Site, any property or Person, and the performance of the Work; and (d) follow any and all directions of Owner or its representatives with respect to such discoveries. Contractor shall not under any circumstances be required to remediate, remove, from the Site, or for otherwise making safe in accordance with applicable Law, any Hazardous Substances for which Contractor is not responsible under Section 3.18.2. Except to the extent resulting from Contractor's breach of its obligations under Section 3.18, Contractor shall be entitled to a Change Order under
     Article 6 equitably adjusting the Contract Price and Project Schedule to the extent materially and adversely impacted by discovery of Hazardous Substances or items of value or archaeological or geotechnical interest. Any item of value or archaeological or geotechnical interest shall, as between Owner and Contractor, be deemed the property of Owner.

          3.18.2 Hazardous Substances Control. Contractor shall provide Owner a list of any Hazardous Substances to be installed or otherwise incorporated into the Facilities or used in performing the Work. Contractor shall not, nor shall it permit any Subcontractor, directly or indirectly, to bring any other Hazardous Substances on the Site or to permit the manufacture, storage, transmission or presence of any Hazardous Substance over or upon the Site, except in accordance with applicable Law, or to release, discharge or otherwise dispose of any Hazardous Substances on or from the Site. Contractor shall be liable for and shall perform all necessary clean-up, removal, disposal and remediation in accordance with Law of any Hazardous Substances for which it is responsible under this Section 3.18.2.

          3.18.3 Site Conditions. The Facilities design will be consistent with prudent geotechnical engineering practices and the surface and subsurface conditions of the Site (both natural and man made). Contractor established the Contract Price, Guaranteed Completion Date and Project Schedule based on the Scope of Work, Specifications and other requirements of this Agreement. If during the performance of the Work, Contractor encounters unknown or materially unusual or abnormal geotechnical, subsurface or surface conditions (or the existence at or around the Site of endangered or protected animal or plant species) which would not reasonably have been anticipated by Contractor based on the information provided to Contractor and Contractor's limited visual examination of the Site, then Contractor shall be entitled to a Change Order under Article 6 equitably adjusting the Contract Price and Project Schedule to the extent materially and adversely impacted by such conditions.

          3.18.4 Hazcomm Procedure. Contractor is solely responsible for the health and safety of its employees. Contractor shall comply with all applicable occupational health and safety requirements. Without limiting the foregoing, Contractor shall develop and implement a written hazard communication program including labels and other forms of warning, material safety data sheets (MSDS), and employee information and training as required under applicable Law.

          3.18.5 No Disclosure. Contractor will not make any public statement nor communicate with any third party (other than a Subcontractor or consultant to the extent such disclosure is reasonably required for Contractor to perform its obligations under this Agreement) regarding any Hazardous Substances on the Site, including any governmental agency or the Owner of the Site, except to the extent required by Law (and in that event Contractor shall notify Owner prior to disclosure so that Owner may make any disclosure required of itself).

     3.19 Traffic and Special Loads. Contractor shall carry out the Work so as not to interfere unnecessarily or improperly with access to or use of public or private roads, railroads, footpaths or of properties whether in the possession of Owner or of any other Person. Contractor shall liaise with, and ascertain the requirements of, all Persons in relation to vehicular access to and egress from the Site and shall comply with those requirements. Contractor shall use every reasonable means to prevent damage to any highway or bridge by any traffic of Contractor or any Subcontractor. In particular, but without limitation, Contractor shall select routes, choose and use vehicles, and restrict and distribute loads so that any such traffic as will inevitably arise from moving Equipment to and from the Site shall be limited as far as reasonably possible, and so that no damage (beyond reasonable wear and tear) will be caused to highways and bridges. Contractor shall be responsible for routing for delivery of heavy or large loads to the Site. Contractor shall repair any damage beyond normal wear and tear.

     3.20 Waterborne Traffic. Where the nature of the Work is such as to require the use by Contractor of waterborne transport, the provisions of Section 3.19 shall apply and be construed as though the terms "road," "bridge" and "highway" include each lock, dock, terminal, sea wall or other structure related to a waterway and the term "vehicle" includes watercraft.

     3.21 Quality Assurance. Contractor shall establish and maintain a quality assurance and quality control program, as may be amended from time to time with the approval of Owner (such approval not to be unreasonably withheld), and shall submit such program to Owner for review and approval five (5) days prior to the Notice to Proceed Effective Date. Owner may engage third party services to monitor and audit Contractor's quality assurance and quality control program. Owner's engagement of third party services shall be in addition to the inspection services procured by Contractor to comply with Law. Such monitoring shall be conducted so as to not unreasonably interfere with performance of the Work. If Owner conducts an audit of the quality assurance and control procedures and determines that they are not being complied with, Owner may notify Contractor of the discrepancies and Contractor shall promptly correct the discrepancies.

     3.22 Intentionally Omitted.

     3.23 Intentionally Omitted.

                                   ARTICLE 4.

                            OWNER'S RESPONSIBILITIES

     4.1 Intentionally Omitted.

     4.2 Payment. Owner shall timely pay the Contract Price and all other sums, if any, required to be paid by it to Contractor pursuant to the terms of this Agreement, in each case in accordance with the provisions of Article 7.

     4.3 Access to Site and Rights of Way. Owner shall provide at Owner's expense, commencing not later than the date specified in the Project Schedule and continuing until Final Completion, such access to the Site as is reasonably required in order to allow Contractor to perform the Work in accordance with the Project Schedule. Owner at its cost will arrange for all easements or other rights of way as is reasonably required to grant Contractor such access in accordance with the above until Final Completion.

     4.4 Governmental Authorizations. Owner shall obtain in a timely manner the Governmental Authorizations listed in Exhibit K-1 for which it is designated as responsible. Owner shall promptly deliver to Contractor copies of all such Governmental Authorizations. Owner shall give all notices and pay all fees required to be given or paid to any Governmental Authority in relation to the Governmental Authorizations which are Owner's responsibility. Owner shall use reasonable efforts (including, but not limited to, providing documents and information requested by Contractor) to assist Contractor in its efforts to obtain the Governmental Authorizations for which Contractor is designated as responsible under this Agreement.

     4.5 Operating Personnel.

          4.5.1 Qualified Personnel for Training. Owner shall supply, or cause to be supplied, by not later than the date set out in the Project Schedule, suitably qualified and, where necessary, licensed operators for training by Contractor as set forth in Exhibit O. Owner shall supply, or cause to be supplied, such small tools, classrooms, office equipment and other similar equipment that is not provided by Contractor under this Agreement to facilitate on the job training of the operations personnel, so long as Contractor has notified Owner in adequate time of the equipment and facilities that will be required.

          4.5.2 Intentionally Omitted.

     4.6 Owner's Representative(s). On or before the Notice to Proceed Effective Date, Owner shall designate one or more representatives (the "Owner's Representative"), who shall be authorized to act on behalf of Owner, with whom Contractor may consult at all reasonable times, and whose instructions, approvals, requests and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of Owner's obligations under this Agreement; provided, however only a corporate officer of Owner, and not the Owner's Representative, shall have the authority to agree to a Change Order or amend this Agreement. Upon execution of this Agreement, Owner shall inform Contractor in writing of Owner's corporate officer who shall have authority to agree to a Change Order, to amend this Agreement and to deal with all matters outside the authority of Owner's Representative. Owner may change such authorized personnel at any time by written notice to Contractor. Owner may change Owner's Representative, or authorized personnel, at any time by written notice to Owner and Contractor.

     4.7 Divergences from Law. If Owner becomes aware of any divergence between any applicable Law or Governmental Authorization and the Specifications, Scope of Work, or any other provision of this Agreement, it shall give Contractor written notice specifying the divergence.

     4.8 Foreign Corrupt Practices Act. Owner shall not act in violation of the U.S. Foreign Corrupt Practices Act; in particular, Owner shall not make any payments, loans, or gifts, directly or indirectly, to or for the use or benefit of any official, employee, agency, or instrumentality of any government, political party, or candidate thereof, any international public organization or any other Person, the payment of which would violate the laws of the United States of America, or the country or countries where the Work is performed, in whole or in part. Owner shall indemnify, defend and hold harmless Contractor and its Subcontractors from and against any and all Losses attributable to Owner's failure to comply with this Section 4.8 in connection with the Work or this Agreement.

     4.9 Compliance with Law. In performing its obligations under this Agreement, Owner shall ascertain and comply with all applicable Laws. Owner shall indemnify, defend and hold harmless Contractor and its Subcontractors from and against any and all fines, penalties, related costs and expenses, including reasonable legal expenses and costs, attributable to Owner's failure to comply with such Laws in connection with performance of Owner's obligations under this Agreement.

                                   ARTICLE 5.

                              COMMENCEMENT OF WORK

     5.1 Commencement of Work.

          5.1.1 Notice to Proceed. Owner may issue a written notice to proceed (the "Notice to Proceed") to Contractor so long as all of the following have occurred:

               5.1.1.1 the insurance required to be obtained by Owner under
          Article 9 is in effect;

               5.1.1.2 Owner has provided Contractor with evidence, reasonably acceptable to Contractor, that Owner can perform its payment and other financial obligations under this Agreement;

               5.1.1.3 Contractor has rights-of-way access to the Site as reasonably needed to meet the Project Schedule; and

               5.1.1.4 The permits to be obtained by Owner under Exhibit K-1, to the extent required prior to performance of the Work, have been obtained.

          The date the Notice to Proceed is issued is the "Notice to Proceed Effective Date."

          5.1.2 Commitments. Owner shall have no commitment to compensate Contractor for the performance of Work under this Agreement or related to the Facilities until Owner has given the Notice to Proceed.

     5.2 Project Schedule.

          5.2.1 Preparation. Within thirty (30) days following the Notice to Proceed Effective Date, Contractor shall prepare and submit to Owner a detailed construction schedule (the "Project Schedule"), which shall be designed to have the Work completed on a timely basis by the Guaranteed Completion Date. The Project Schedule shall be complete in all respects, covering engineering, procurement, delivery of Equipment, activities at the Site and required dates for all items to be furnished by Owner.

          5.2.2 Revision and Updating. Contractor shall promptly inform Owner of any proposed material change affecting the critical path in the Project Schedule, and shall furnish Owner with a revised schedule. The Project Schedule shall be kept up-to-date, taking into account the actual progress of the Work and shall be revised, if necessary, and included with the progress report required by Section 5.3.

     5.3 Progress Reports and Consultation.

          5.3.1 Progress Reports. Contractor shall meet with the Owner monthly, or more often as may be requested by the Owner, to review the progress of the Work. At a minimum, the meeting shall cover a description of the progress of the Work, the proposed future course and progress of the Work, the status of the supply of goods, materials and Equipment necessary for completion of the Work, a comparison of the actual schedule of the Work with the Project Schedule, an evaluation of problems and deficiencies and a description of any planned corrective action with respect thereto, and the status of obtaining or satisfying Governmental Authorizations. Minutes of the monthly and other progress meetings shall be kept by Contractor and distributed to the attendees. If Owner so directs, Contractor also shall conduct appropriate review meetings at mutually agreeable locations with representatives of Owner to review the status of the Work. Contractor shall promptly notify Owner in writing at any time if Contractor has reason to believe that there will be a material deviation in the Project Schedule which may result in Contractor failing to meet the Guaranteed Completion Date or may affect the time required for Owner to perform any of its obligations under Article 4. Contractor will specify in said notice any corrective action planned to be taken by Contractor.

          5.3.2 Additional Reports. Should any material problem, emergency, strike, injury, work stoppage, or legal problem be anticipated, or any unanticipated event occur which might adversely affect Contractor's ability to perform its obligations hereunder in a timely manner, Contractor shall promptly notify Owner.

          5.3.3 Project Controls. Contractor shall maintain a project controls system as reasonably requested by Owner.

                                    ARTICLE 6.

                                     CHANGES

     6.1 Change Orders. Except as set forth in Section 6.6, no Change shall be made except in accordance with a duly issued Change Order executed in writing by a corporate officer of Owner and Contractor or as determined in any dispute resolution in accordance with Article 19. All Change Orders shall contain full particulars of the Changes, and any adjustments of the Contract Price, Project Schedule, Guaranteed Completion Date or End Date, and any other modification to this Agreement.

     6.2 Owner Directed Changes. Owner, at any time, by written notice to Contractor, may direct Changes in the Work consisting of additions, deletions, modifications, substitutions, or other Changes within the general scope of this Agreement. Such Changes include without limitation costs Contractor incurs as a result of Owner's request that Contractor price out a proposed Change, even if Owner ultimately decides not to implement the proposed Change.

     6.3 Contractor Changes. Contractor may and as provided in Sections 6.5 and
6.8.1 must, by written notice, request a Change. Within fifteen (15) Business Days after receipt of Contractor's request and any supporting documentation reasonably requested by Owner, Owner will notify Contractor of its acceptance or rejection of such request. Upon Owner's approval of such request and agreement on the terms of an associated Change Order, Contractor may proceed with implementation of such Change. If Owner elects not to proceed with any Change requested by Contractor resulting from a Change in Law, then Contractor shall have no liability under this Agreement for the consequences of such election not to proceed with such Change. If Owner elects not to proceed with any Change requested by Contractor other than resulting from a Change in Law, then Contractor shall continue to perform its obligations under this Agreement, provided Contractor's rights under the dispute resolution provisions of this Agreement shall not be waived.

     6.4 Definition of Change. A Change may result only from Owner directed changes under Section 6.2, Contractor requested changes agreed to by Owner under
Section 6.3, Owner Delay, Force Majeure, Change in Law, or suspension of the Work under Section 16.4 or otherwise expressly provided in this Agreement.

     6.5 Adjustments to Agreement. If any Change causes an increase or decrease in the cost of or time required for performance of this Agreement by Contractor or otherwise affects any provision of this Agreement and either party to this Agreement is entitled to an adjustment as a result of such Change, then an adjustment will be made to the Contract Price, Project Schedule, Guaranteed Completion Date or End Date, or any other provisions of this Agreement which are affected by such Change. When Contractor is notified of or becomes aware of a Change, Contractor shall promptly, and in any event within seven (7) days, prepare and submit to Owner, to the extent such information is reasonably available, an estimate of the increase or decrease, if any, in the cost and time required to complete the Work, together with an explanation of the basis for such estimate, and shall inform Owner whether, in Contractor's opinion, such Change should result in an adjustment under this Agreement, specifying the relevant provision of this Agreement. The explanation of the basis for a cost Change shall include, as appropriate, relevant cost information regarding the portion of the original cost estimate that is affected by the

Change, vendor pricing for the cost of Equipment added or deleted by the Change, and estimated quantities of Equipment, other materials and labor added or deleted by the Change. If Contractor and Owner fail to agree on Contractor's entitlement to an adjustment or the nature of such adjustment, then the provisions of Article 19 shall be invoked to resolve the dispute.

     6.6 Performance of Changes. If the parties are unable to agree on the adjustments applicable to a Change, then Contractor shall, if directed by Owner in order to avoid an adverse impact on the Project Schedule, nevertheless proceed to perform such Change on a time and materials basis consistent with Exhibit F, and any dispute between the parties shall be resolved in accordance with Article 19.

     6.7 Other Provisions Unaffected. Except to the extent a Change specifically amends one or more provisions hereof, all provisions of this Agreement shall apply to all Changes, and no Change shall be implied as a result of any other Change.

     6.8 Change in Law or Owner Delay.

          6.8.1 Notice to Owner. Contractor shall give timely notice to Owner of any event or circumstance that Contractor believes is or might become an Owner Delay or Change in Law, which notice shall include the information required with respect to the associated Change that is required to be provided by Contractor under Section 6.5. Such notice shall be issued promptly but in no event later than within ten (10) days following actual knowledge of such event or circumstance by Contractor. If it is impracticable to specify the adjustments that Contractor will claim, then Contractor shall provide Owner with periodic supplemental notices during the period the event or circumstance continues to keep Owner informed of any change, development, progress or other relevant information concerning the event or circumstance.

          6.8.2 Mitigation of Event. Contractor shall use reasonable efforts to remove or mitigate the delay or other effects of any Owner Delay or Change in Law but shall not, without Owner's approval as set forth in a Change Order issued with respect thereto, be required to: (a) subcontract additional Work or work additional hours for which premium time is payable,
     (b) schedule additional work shifts, or (c) otherwise incur additional costs, if, in any such case, such subcontracting, additional hours, additional shifts or other additional costs would not have been required to meet the Guaranteed Completion Date in effect prior to the occurrence of such Owner Delay or Change in Law.

                                   ARTICLE 7.

                     CONTRACT PRICE; PAYMENTS TO CONTRACTOR

     7.1 Contract Price. The Contract Price is defined in Exhibit C-1.

     7.2 Payment of Contract Price.

          7.2.1 Payment Schedule. The Contract Price shall be paid to Contractor when due hereunder according to the Schedule of Values.

          7.2.2 Monthly Invoices. On or before the Notice to Proceed Effective Date, and thereafter on or before the tenth (10th) day of each month during the performance of the Work,

     Contractor shall furnish to Owner a detailed invoice in the form of Exhibit C-5 (an "Invoice") for the period ending on the last day of the month preceding such month, based upon the Schedule of Values, and such supporting documentation and additional data as Owner may reasonably require to substantiate Contractor's right to payment under this Section 7.2.

          In connection with each Invoice, Contractor shall provide to Owner and such other persons as Owner may designate a certificate to the effect that:

               (1) the Work is progressing in accordance with the Project Schedule except as agreed by Owner in connection with any prior Invoice or as set forth in such certificate;

               (2) the quality of all Work described in the Invoice is in accordance with the terms of this Agreement;

               (3) Contractor is entitled to payment of the amount invoiced;

               (4) Contractor has paid all Subcontractors for Work previously invoiced, and paid to Contractor by Owner, in accordance with Law, the applicable Subcontract and this Agreement (other than amounts Contractor is contesting, as to which Contractor shall not request payment from Owner) and has or will pay the Site, Work, materials and Equipment (or any portion thereof) described in the Invoice and all previous Invoices are free and clear of all Contractor Liens (even if Contractor is contesting the amount due), other than any Contractor Liens extinguished upon receipt of payment by Contractor in respect of such Invoice or with respect to which the Contractor has posted Lien Security; and

               (5) each of the representations and warranties made by Contractor in Article 15 of this Agreement was true and correct when made and remains true and correct on the date of such Invoice.

          Contractor also shall supply such other information as reasonably required by Owner.

          7.2.3 Monthly Payments. Subject to Section 7.2.4, after Owner has issued the Notice to Proceed, Owner shall pay to Contractor within twenty
     (20) days following the date Owner receives each invoice under Section
     7.2.2 the full undisputed amount specified in such Invoice. All payments made by Owner to Contractor hereunder shall be made by wire transfer of immediately available funds to the account of Contractor designated by written notice to Owner.

          7.2.4 Retainage. Ten percent (10%) of each Invoice (other than invoices related to Contractor's direct labor and materials cost - that is, not subcontracted costs) shall be withheld as retainage (the "Retainage"). The Retainage shall be retained by Owner until the Work is Substantially Complete, at which time 100% of the Contract Price shall be paid to Contractor, less the Punchlist Withholding as provided in Section 11.5.2 hereof.

          7.2.5 Final Payment. When the Work has reached Final Completion, Contractor shall submit to Owner a final invoice and an affidavit that all payrolls, payroll taxes, liens, charges, claims, demands, judgments, security interests, bills for materials and Equipment, and other indebtedness for which Contractor may in any way be responsible, have been paid or released, or will be paid out of the proceeds of the final payment, as the case may be. The affidavit shall be accompanied by releases and waivers of liens substantially in the form of Exhibit D-1 from Contractor and each of its Subcontractors having a subcontract value in excess of $100,000.00, and such other data as Owner or any Lender may reasonably request establishing payment of or surety for payment of all such obligations. To the extent there is a bona fide dispute with a Subcontractor, Contractor may post a bond, in a form and with a surety reasonably satisfactory to Owner to protect Owner's interests.

     7.3 Payments Not Waiver or Acceptance of Work. No payment made by Owner under this Agreement shall constitute a waiver of any claim or right Owner may have at that time or thereafter, including claims regarding unsettled liens, warranty rights and indemnification obligations of Contractor. No payment made by Owner under this Agreement shall be considered or deemed to represent that Owner has inspected the Work or checked the quality or quantity of the Work or that Owner knows or has ascertained how or for what purpose Contractor has used sums previously paid, and shall not be deemed or construed as an approval or acceptance of any Work or as a waiver of any claim or right Owner may have. All payments shall be subject to correction or adjustment in subsequent progress reviews and payments.

     7.4 Payments Withheld. Owner may withhold payment on an Invoice or a portion thereof in an amount and to such extent as may be reasonably necessary, subject to the dispute resolution provisions of Article 19 (including if necessary Fast Track Arbitration under Section 19.2) to protect Owner from loss because of:

          (a) Work that is not in conformance with this Agreement and has not been remedied under Section 3.14.2 or the warranty provisions of Article 12;

          (b) third party suits, stop notices or liens for which Contractor is responsible under this Agreement, whether directly or pursuant to any indemnification obligation hereunder, made on or filed against any Owner Indemnitee or with respect to the Work, the Site or the Facilities, or any portion thereof, and not cleared by Contractor by payment, letter of credit, deposit, bond or otherwise to Owner's reasonable satisfaction or covered by Lien Security posted by Contractor within ten (10) days after filing or receipt of notice by Owner, whichever is earlier, even if Contractor is contesting the amount due;

          (c) uninsured damage to Owner, any Subcontractor or Owner Indemnitee which results solely from Contractor's failure to obtain or maintain the insurance required by the provisions of Article 9;

          (d) Contractor's failure to pay Subcontractors, or for labor, materials or equipment, except to the extent Contractor is contesting the amount due;

          (e) Contractor's failure to submit proper Invoices with all required attachments and supporting documentation; or

          (f) Contractor's failure to comply with any material provision of this Agreement.

     7.5 Payment of Subcontractors. Contractor shall promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which said Subcontractor is entitled. Contractor, by an appropriate agreement with each Subcontractor, shall require each Subcontractor to make timely payments to its laborers, suppliers, and subcontractors in a similar manner.

     7.6 Waiver of Liens. As a condition precedent to Owner's obligation to make progress payments under this Agreement, Contractor shall supply Owner with releases and waivers of liens for the amount of the progress payment covered by the relevant invoice substantially in the form of Exhibit D-2 from Contractor and each of its Subcontractors having a subcontract value in excess of $100,000.00.

     7.7 Interest and Disputed Invoices. Amounts not paid by either party to the other when due under any provision of this Agreement, including the provisions of this Article 7, shall bear interest from the date payment was originally due to and including the actual date of payment at the Default Rate. If there is any dispute about any amount invoiced by Contractor, the amount not in dispute shall be promptly paid and any disputed amount which is ultimately determined to have been payable shall be paid with interest at the Default Rate from the date the item was payable to and including the actual date of payment.

                                   ARTICLE 8.

                             TITLE AND RISK OF LOSS

     8.1 Title.

          8.1.1 Warranty of Title. Contractor warrants good title to all Work, Equipment and materials to be incorporated in the Facilities and warrants and guarantees that title, when it passes to and vests in Owner as described in this Section 8.1, will be free and clear of any and all liens, claims, charges, security interests, encumbrances, and rights of other Persons arising as a result of any actions or failure to act of Contractor, its Subcontractors, or their employees or representatives.

          8.1.2 Title to Work. Title to all Work, materials and Equipment shall pass to Owner at the time of Owner's payment to Contractor for such Work, materials and Equipment. Contractor and its Subcontractors providing Equipment under this Agreement shall clearly mark all work in progress and during the manufacturing and assembly as being prepared for the Facilities so as to distinguish such material from material in preparation for other facilities or projects.

          8.1.3 Title to Drawings. Title to drawings, designs, plans, specifications, and like materials specifically prepared as part of the Work shall pass to Owner upon payment to Contractor in accordance with the Schedule of Values for the Work to prepare such materials. If Contractor does not own title to any of such drawings, designs, plans, specifications and like materials, Contractor shall cause a perpetual, irrevocable, non-exclusive, transferable, royalty-free license to be granted to Owner to use and reproduce any such drawings, designs, plans, specifications, and other design documentation necessary or useful for the purposes of constructing, operating, maintaining, rebuilding, repairing, altering and expanding the Facilities.

     Owner shall have the right to assign such license in any manner desired including assignment to any Lender in connection with granting a security interest in the Facilities, to a purchaser of the Facilities or to any subsequent assignee of the same. Owner may retain the necessary number of copies of all such documents for the purposes allowed by the license. Any use by Owner, other than for the purposes of facilitating or completing construction, maintenance, operation, modification, replacement or repair of the Facilities shall be at Owner's risk, and Owner agrees to indemnify, defend, and hold Contractor and Contractor's design professionals harmless from any claims arising out of the use of said documents, except for the purposes stated above.

     8.2 Risk of Loss.

          8.2.1 Prior to Substantial Completion. Notwithstanding passage of title as provided in Section 8.1, Contractor shall bear the risk of loss of and damage to, and shall be obligated to repair, replace, or reconstruct, all or any portion of the Work which is lost, damaged or destroyed prior to Substantial Completion.

          8.2.2 After Substantial Completion. After Substantial Completion, to the extent Contractor shall continue to perform Work on Punchlist Items, then Contractor shall remain responsible, in connection with the performance of such Work, for the risk of loss of and damage to, and shall be obligated to replace, repair or reconstruct, any previously completed and turned over Work to the extent any loss of or damage to such Work is caused by the fault or negligence of Contractor, any of its Subcontractors or any Person acting under the direction and control of Contractor or any Subcontractor.

          8.2.3 Release of Insurance Proceeds. Notwithstanding Sections 8.2.1 and 8.2.2, Contractor shall not be obligated to repair, replace or reconstruct the whole or any part of the Facilities which is lost, damaged or destroyed by an event which is covered by insurance obtained by Owner under Article 9 (excluding, for the avoidance of doubt, any Delay in Start-Up insurance obtained by Owner) to the extent that proceeds in respect of such loss, damage, or destruction are not made available to Contractor under any financing arrangement entered into by Owner or Owner with any Lender or under any consent to assignment or other instrument entered into between the Lenders and Contractor pursuant to Section 3.9.

     8.3 Use by Owner. Subject to Contractor's consent, Owner may occupy or use any complete or partially completed portion of the Facilities at any stage, provided such occupancy or use is approved by the builders' all risk and property insurer (unless the risk management departments of both Owner and Contractor confirm that such approval is not necessary) and provided such occupancy or use (i) does not interfere with the Project Schedule, and (ii) is in compliance with Law and is for the purpose that such portion of the Facilities was intended. In the event of partial occupancy or use prior to Substantial Completion, Owner and Contractor shall amend this Agreement to allocate to Owner the care, custody, control and risk of loss and damage of such completed or partially completed portion of the Facilities, to the extent reasonably required in connection with the nature of the Facilities Owner elects to partially occupy.

                                    ARTICLE 9.

                                    INSURANCE

     9.1 Contractor's Insurance.

          9.1.1 Required Coverages. Commencing with the Notice to Proceed Effective Date, and thereafter until the end of the Warranty Period, Contractor will obtain and maintain at its expense the insurance described on Exhibit H-1 with (a) an insurance company or companies licensed to do business as required by applicable law and rated "A-XIII" or better by Best's Insurance Guide and Key Ratings or equivalent, (b) an insurance company or companies which is or are not so rated provided that in such case the risk placed with such insurance company or companies is either reinsured with or the subject of contingency liability cover obtained and maintained with an insurance company or companies which is or are so rated or (c) an insurance company or companies otherwise reasonably acceptable to Owner.

          9.1.2 Requirements of Contractor's Insurance. The insurance provided by Contractor under this Section 9.1 shall be primary unless stated otherwise in Exhibit H-1 as respects claims of its employees and of third parties to the extent arising out of Contractor's performance of its obligations under this Agreement, and any similar insurance obtained and maintained by Owner, or any Lender shall be excess of and shall not contribute with such insurance except as specifically stated herein. In addition, all such insurance shall include those provisions set forth on Exhibit H-1.

          9.1.3 Payment of Deductibles. The insurance provided by Contractor under this Section 9.1 shall have the deductibles provided in Exhibit H-1 and Contractor shall be solely responsible for the payment of all such deductible amounts, unless the loss or damage is caused in whole or in part by the fault or negligence of Owner, in which case the deductible shall be apportioned between Contractor and Owner in proportion to the degree of fault of each.

     9.2 Owner's Insurance.

          9.2.1 Required Coverage. Commencing with the Notice to Proceed Effective Date, Work and thereafter until Substantial Completion, Owner shall obtain and maintain the insurance described in Exhibit H-2 with (a) an insurance company or companies licensed to do business as required by applicable law and rated "A-XIII" or better by Best's Insurance Guide and Key Ratings or equivalent, (b) an insurance company or companies which is or are not so rated provided that in such case the risk placed with such insurance company or companies is either reinsured with or the subject of contingency liability cover obtained and maintained with an insurance company or companies which is or are so rated or (c) an insurance company or companies otherwise reasonably acceptable to Contractor. Upon Substantial Completion, Owner shall provide and maintain insurance on the completed Work for the full insurable value thereof. Owner assumes all risk of loss or damage to the completed Work to the extent not covered by such insurance, including any deductibles. Owner waives all rights of recovery and subrogation against Contractor and its subcontractors for such risks after Substantial Completion.


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


          9.2.2 Requirements of Owner's Insurance. The insurance provided by Owner under this Section 9.2 shall be primary, unless stated otherwise in Exhibit H-2, as respects loss of or damage to the Work or the Facilities, and any similar insurance of Contractor or its Subcontractors shall be excess of and shall not contribute with such insurance. In addition, all such insurance shall include those provisions set forth in Exhibit H-2.

          9.2.3 Payment of Deductibles. The insurance provided by Owner under
     Section 9.2 shall have the deductibles provided in Exhibit H-2 and responsibility for the payment of all such deductible amounts shall be in the manner prescribed in Exhibit H-2.

     9.3 Certificates and Cancellations.

          9.3.1 Contractor Certificates. Prior to commencement of activities on the Site, Contractor shall deliver to Owner certificates of insurance evidencing compliance with the requirements of Section 9.1.

          9.3.2 Owner Certificates. Prior to the Notice to Proceed Effective Date, Owner shall deliver to Contractor certificates of insurance evidencing compliance with the requirements of Section 9.2.

          9.3.3 Notice of Cancellation.

               9.3.3.1 All policies of insurance to be secured and maintained under this Agreement shall remain in full force and effect and provide, by endorsement, that the other party and any additional insured, where required in writing, shall be provided thirty (30) days prior written notice of any material policy changes, except ten (10) days in the event of cancellation for own payment of premium, and that no such change shall be effective without such notice.

               9.3.3.2 Each party shall immediately notify the other regarding the occurrence of any of the following events with respect to the insurance to be carried by the notifying party under this Article 9:
          (a) any significant loss covered by insurance; (b) any significant dispute with an insurer; (c) the early cancellation of any insurance;
          (d) the failure to pay any premium payment; (e) the failure, for any reason, to maintain any insurance; and (f) any significant change in insurance coverage.

     9.4 Failure to Pay. Irrespective of the requirements for insurance to be secured and maintained under this Agreement, the insolvency, bankruptcy, or failure of any insurance company carrying insurance for any party, or the failure of any insurance company to pay claims accruing, shall not affect, negate or waive any of the provisions of this Agreement, including, without exception, the indemnity obligations of any party.

     9.5 Miscellaneous.

          9.5.1 Non-waiver. Failure of either party to comply with the foregoing insurance requirements shall in no way waive its obligations or liabilities under this Agreement or the rights of Owner hereunder against Contractor, or the rights of Contractor hereunder against Owner.

          9.5.2 Right to Insure. Should either party fail to provide or maintain any of the insurance coverage required under this Article 9, the other party shall have the right to provide or maintain such coverage at the failing party's expense, either by direct charge or set-off.

          9.5.3 Subcontractor Insurance. Before permitting any Subcontractor to perform any Work, Contractor shall obtain a certificate of insurance from each such Subcontractor evidencing that such Subcontractor has obtained, from insurance carriers licensed to do business as required by applicable Law, insurance in such amounts and against such risks as is prudent in light of the Work to be performed by such Subcontractor, and subject to the commercial availability of such insurance and commensurate with normal practices in the location where such Work is performed. All Subcontractors shall at a minimum maintain (i) Workers Compensation insurance in compliance with applicable law, and (ii) General Liability insurance in an amount of $1,000,000 per occurrence and in the aggregate. Contractor shall require each Subcontractor to secure a waiver of subrogation from its general liability insurers in favor of Contractor and Owner.

          9.5.4 Compliance with Insurance. Each party and its directors, officers, representatives, agents, and employees shall comply with the terms of the policies of insurance referred to in this Article 9, including the procedures for claims notification and administration under such insurance policies, and shall not do or omit to do anything which might render policies voidable or entitle insurers to avoid liability thereunder. Contractor shall ensure that all Subcontracts in excess of $100,000 shall include provisions similar to this Section 9.5.4.

          9.5.5 Insurance Surveyor. The costs of any insurance surveyor, if required, shall be paid by Owner.


                                   ARTICLE 10.

                                  DOCUMENTATION

     10.1 Delivery of Job Books. At least thirty (30) days prior to Substantial Completion, Contractor shall deliver to Owner three (3) copies of the semifinal draft of the job books for the Facilities (the "Job Books") in the format and including the information and materials described in Exhibit R-1. Such semifinal draft shall be without as-built drawings, but as reasonably complete as available information will allow, with sufficient information to permit the training of Owner's operators and the normal operation and maintenance of the Facilities by Persons generally familiar with plants similar to the Facilities. Within thirty (30) days after Substantial Completion, Contractor shall provide to Owner three (3) copies of the final Job Books, including complete sets of as-built drawings, in accordance with the provisions of Exhibit R-1. For any early start-up of an individual unit or system, Contractor shall provide on a timely basis the appropriate portions of the Job Books containing adequate information to enable proper orientation and training of qualified personnel to permit a safe, efficient and effective start-up of such unit or system.

     10.2 Project Manual. If not agreed upon by the Effective Date, then Contractor will provide within the time period required in Exhibit R-2, two (2) hard copy sets of the project execution plan for Owner's review and comment. The Project execution plan shall include the


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


following; provided that, any document specified below may be provided later so long as the same is provided within the time period required in Exhibit R-2:

         Project organization details
         Administrative procedures for project execution, including a document distribution list approved by Owner
         Description of project report contents
         List of Subcontractors
         Safety Manuals
         Quality Assurance/Quality Control policies
         Inspection and test programs
         Procedures for test witnessing
         Witness and hold points

     10.3 Machine Readable Information. Where any of the information to be provided by Contractor to Owner under this Article 10 is produced on computer or is otherwise available in magnetic, optical, or other digital machine readable form, Contractor shall provide to Owner a machine readable copy of such information as well as a hard copy of such information. However, because of the possibility that information and data delivered in machine readable form may be altered, whether inadvertently or otherwise, and the automated conversion of information and data from the system and format used by Contractor to an alternate system or format cannot be accomplished without the possibility of anomalies and errors, Owner shall use such information in machine readable form at its sole risk, and Contractor shall bear no liability for such use. Contractor shall retain hard copy originals of all documentation delivered to Owner in machine readable form, which originals shall be referred to and shall govern in the event of any inconsistency between the two.

     10.4 Intentionally Omitted.

     10.5 Intentionally Omitted.

     10.6 Document Submittals.

          10.6.1 Intentionally Omitted.

          10.6.2 Intentionally Omitted.

                    10.6.2.1 Upon delivery of each item of documentation, Owner shall within fifteen (15) Days of receipt of such document review the document and provide Contractor the applicable status code and comments; and

                    10.6.2.2 Upon receipt of any comments from Owner, Contractor shall diligently work to correct and resubmit such returned documentation within fifteen (15) Days.

          10.6.3 Review by Owner. Owner's review of any drawing or document hereunder shall not be construed as constituting approval of Contractor's work, nor shall Owner's failure to review or failure to comment be construed as approval or disapproval. Contractor at all times shall retain responsibility for the Work that meets the requirements of this


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


     Agreement, regardless of whether or not Owner has reviewed Contractor's drawings or documents.

          10.6.4 Number of Sets. In regard to the documents listed on Exhibit R-2, Documents for Review, Contractor shall deliver (i) one (1) complete sets of all drawings to Owner, and (ii) one electronic file of each such deliverable to Owner using standard commercially available software.

          10.6.5 Comments to Documents. Contractor acknowledges and agrees to evaluate and incorporate comments to drawings from Owner or its designee. Contractor shall (i) co-operate with the Owner or its designee; and (ii) send all drawings to both parties simultaneously. Owner shall cause any designee to submit all comments within the time frames set forth in this
     Section 10.6.

                                   ARTICLE 11.

                                   COMPLETION

     11.1 Notices of Testing and Mechanical Completion.

          11.1.1 Notices of Testing. Contractor shall give Owner the notices of testing required by Exhibit E-3.

          11.1.2 Mechanical Completion. As a specific performance obligation, Contractor guarantees that it will cause the Facilities to achieve Mechanical Completion.

     11.2 Substantial Completion Certificates. The Facilities shall be considered substantially complete ("Substantial Completion") upon receipt and acceptance by Owner of a certificate from an officer of Contractor substantially in the form of Exhibit J-1 (the "Substantial Completion Certificate") certifying the date the following have been achieved:

          11.2.1 the Facilities are substantially complete in accordance with the Scope of Work, the Specifications and all applicable Governmental Authorizations and permits, and can be safely operated for its specified purpose;

          11.2.2 all Work required to be furnished by Contractor for the Facilities is substantially complete and all Equipment has been delivered to the Site and properly incorporated into the Facilities, except for Punchlist Items;

          11.2.3 Intentionally Omitted;

          11.2.4 Intentionally Omitted;

          11.2.5 the Punchlist has been received and accepted by Owner;

          11.2.6 Contractor has sufficiently completed the Facilities so that such Facilities are capable of commercial operation;

          11.2.7 Intentionally Omitted;


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


          11.2.8 Mechanical Completion has been achieved; and

          11.2.9 Owner's operations personnel have received training in the safe commercial operation of the Facilities and all drawings, manuals and other documents necessary for such commercial operation have been delivered to Owner.

          Together with such certificate, Contractor shall deliver to Owner a written report with respect to the test requirements listed above and the status of the Work in sufficient detail to enable Owner to independently determine whether Substantial Completion has occurred.

     11.3 Final Completion.

     The Facilities will be deemed to be finally complete ("Final Completion") upon the receipt and acceptance by Owner of a certificate from an officer of Contractor substantially in the form set forth in Exhibit J-2 (the "Final Completion Certificate") certifying each of the following to be true and correct:

          11.3.1 Substantial Completion has occurred and all Punchlist Items have been completed;

          11.3.2 Contractor's obligations under Section 3.7 and Article 10 have been completed;

          11.3.3 Contractor has provided and caused the Subcontractors to provide the releases and waivers required pursuant to Sections 7.2.5; and

          11.3.4 Contractor has met all its obligations under this Agreement other than the warranty obligations under Article 12 and any other obligations that survive termination of this Agreement.

     11.4 Owner Acceptance of Completion Certificates. Within three (3) days after receipt of either a Substantial Completion Certificate or seven (7) days after receipt of the Final Completion Certificate, Owner shall either (a) notify Contractor of its acceptance of such certificate and acknowledge that Substantial Completion or Final Completion has occurred, or (b) if reasonable cause exists for doing so, notify Contractor in writing that Substantial Completion or Final Completion has not been achieved, stating in detail the reasons therefor. In the event Owner determines that Substantial Completion or Final Completion has not been achieved, Contractor shall promptly take such action or perform such additional Work or other services as will achieve Substantial Completion or Final Completion and then issue to Owner another Certificate under Section 11.2 or 11.3. Owner shall respond to any such subsequent certificate from Contractor within seven (7) days following receipt. Such procedure shall be repeated until Owner has acknowledged Substantial Completion or Final Completion. The failure of Owner to respond to any certificate submitted by Contractor within the time period required in this
Section 11.4 shall extend the date for Substantial Completion and Final Completion by the period of Owner's Delay. The effective date of Substantial Completion and Final Completion shall be the date Substantial Completion or Final Completion was actually achieved, as evidenced by data set forth in the certificate ultimately accepted by Owner under this Section 11.4.


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


     11.5 Punchlist.

          11.5.1 Punchlist Preparation. Prior to Substantial Completion, Owner and Contractor shall inspect the Facilities and Contractor shall prepare a list of the outstanding Punchlist Items (the "Punchlist") and provide it to Owner together with an estimate of the cost and time to complete or correct each such Punchlist Item. The draft Punchlist shall be prepared in accordance with Contractor's quality assurance manual and submitted to Owner for review. Owner shall review and comment on the Punchlist not later than five (5) days after Owner's receipt thereof, and Contractor shall issue a revised Punchlist to Owner that takes account of or responds to Owner's comments not later than five (5) days after Contractor's receipt of such comments. Any dispute between Owner and Contractor regarding the Punchlist shall be resolved in accordance with the procedure set forth in
     Section 19.2. Owner reserves the right to propose additions to the Punchlist for those items that (a) were overlooked, for a period of fifteen
     (15) days after both parties have agreed on the initial Punchlist, and (b) first arose after the initial Punchlist was agreed upon, at the time such matters arise; provided, however, that Substantial Completion shall not be delayed thereby, nor by Owner's review in connection with possible additions.

          11.5.2 Punchlist Withholding. Owner shall withhold (the "Punchlist Withholding") an amount equal to one hundred fifty percent (150%) of the estimated cost of correcting all outstanding Punchlist Items from the payment due to Contractor and retain such amount until the Punchlist Items are corrected or until a Retention Bond covering such Punchlist Withholding has been provided as set forth in Section 21.1.

          11.5.3 Correction of Punchlist Items. Promptly after receipt by Owner of the revised Punchlist, Contractor and Owner shall agree upon a schedule for Contractor's completion of the Punchlist Items that will allow Contractor to complete such Punchlist Items within a reasonable period of time without interfering with operation of the Facilities. Owner shall provide Contractor reasonable access to the Facilities to perform such Work in accordance with the schedule to the extent such access does not interfere with operation of the Facilities.

          11.5.4 Owner's Option to Accept Nonconforming or Defective Work. Notwithstanding the above, Owner, by notice to Contractor, may elect to accept nonconforming or defective Work instead of requiring its removal or correction, in which case the Contract Price shall be reduced by an amount equal to the cost to complete or correct the nonconforming or defective Work, as reasonably agreed by the parties. Such election shall be exercised only by written notice to Contractor and shall not be implied by any action or inaction of Owner.

     11.6 Right of Waiver. Owner shall have the right, but shall have no obligation, to waive, defer, or reduce any of the requirements stated in this
Article 11 at any time. However, Owner's exercise of any rights hereunder shall apply only to such requirements as Owner may specify in writing and shall in no event relieve Contractor of any requirements or other obligations not so specified.

     11.7 Long-Term Obligations. It is expressly understood and agreed by the parties that nothing in this Article 11 shall in any way modify or alter Contractor's obligations or Owner's rights under Articles 12 and 13.


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

                                   ARTICLE 12.

                                    WARRANTY

     12.1 General Warranty. Contractor represents and warrants that it is and will be at all times fully qualified and capable of performing the Work to complete the Facilities in accordance with the terms of this Agreement. Contractor warrants that all services provided and procedures followed by Contractor hereunder shall be in accordance with the manufacturer or vendors' warranty requirements, GIP and all requirements of this Agreement. Contractor warrants that the Facilities shall be designed, engineered, and constructed to meet the requirements of this Agreement so that the Facilities, when operated and maintained in accordance with the vendor operating manuals, will be capable of operating in accordance with the technical requirements of the Specifications, GIP and the vendor operating manuals. Contractor further warrants that the Facilities, including each item of Equipment and other items furnished by Contractor, shall be new and of good quality, free from defects in design and engineering, materials, construction, and workmanship, and shall conform in all respects with all applicable Laws and Governmental Authorizations in effect at Substantial Completion, the Specifications, Scope of Work, and all other requirements of this Agreement. Notwithstanding anything contained herein to the contrary, Owner hereby recognizes and agrees that Contractor's warranty under this Agreement shall not extend, as set below, to that portion of the Equipment consisting of the oil processing equipment which is being provided by De Smet pursuant to the De Smet Agreement, and that Owner will look solely and directly to De Smet for any warranty claims as to such Equipment pursuant to Owner's separate agreement with De Smet as to such Equipment so long as such warranty claims are related solely to the performance of such Equipment absent any allegation that the Facilities (or a portion thereof) other than such Equipment were not designed, engineered or constructed pursuant to the terms of this Agreement including the terms of this Section 12.1 above and absent any claims that such Equipment was not installed properly.

     12.2 Warranty Period. The warranty set forth in Section 12.1 shall extend for a period of twelve (12) months following Substantial Completion. The Warranty Period with respect to any Work or Equipment that is repaired, replaced, modified, or otherwise altered or corrected after Substantial Completion shall extend for the later of (i) the unexpired twelve (12) month period from the date of Substantial Completion or (ii) six (6) months from the date of such repair, replacement, modification, correction or alteration, provided that in no event shall the Warranty Period extend beyond eighteen (18) months from Substantial Completion.

     12.3 Remedy. Owner shall promptly give notice to Contractor of the discovery during the Warranty Period of any breach of Contractor's warranties under Section 12.1, but in no event later than fifteen (15) days after Owner has knowledge of the claimed breach. Owner's failure to give prompt notice shall not impair Contractor's obligations with respect to the warranty; provided, however that if the cost of completing the repairs is increased because of Owner's failure to give timely notice then Owner shall be liable for the amount of the cost increase caused by Owner's Delay. Contractor, on an expedited basis to the extent reasonably possible if so requested by Owner, shall correct or replace the applicable Work or Equipment (and any other Work or Equipment that is damaged or destroyed as a result of the correction or replacement) at no cost to Owner. Promptly after Contractor's receipt of such notice, Contractor and Owner shall agree upon a schedule for Contractor's performance of its warranty obligations which will



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

allow Contractor to complete the work within a reasonable period of time without unreasonably interfering with operation of the Facilities. Owner shall provide Contractor with reasonable access to the Facilities to perform such warranty obligations in accordance with such schedule, to the extent such access does not interfere with operation of the Facilities. Any change to the Work that would alter the Scope of Work or the Specifications may be made only with Owner's prior written approval in accordance with the terms of Article 6. If, after notification of such defect, Contractor unreasonably delays in commencing, continuing, or completing the remedying of such defect in accordance with the agreed schedule, then Owner may correct such defect. Contractor shall be liable for all reasonable costs and expenses incurred by Owner in connection with such repair or replacement and shall immediately pay to Owner an amount equal to such costs and expenses upon receipt of invoices from Owner; furthermore, the Warranty Period shall be extended under Section 12.2 as though Contractor had made the repair.

     12.4 Subcontractor Warranties. Contractor shall use reasonable efforts to obtain standard vendor warranties for the benefit of Contractor, Owner and Owner for all Equipment with warranty periods equal to or longer than the Warranty Period. If such warranties extend beyond the Warranty Period, then they shall be assigned to Owner or Owner at the end of the Warranty Period, together with an assignment to Owner or Owner, or other acceptable provision for Owner or Owner enforcement, or Contractor enforcement on behalf of Owner or Owner, of any security, bond or other performance guarantee with respect to such warranties. Contractor shall act as liaison for Owner or Owner with such vendors in prosecuting any warranty claims.

     12.5 Warranty Exclusions. The duties, liabilities and obligations of Contractor under this Article 12 do not extend to any repairs, adjustments, alterations, replacements, or maintenance which may be required as a result of normal wear and tear in the operation of the Facilities, normal degradation in the performance of Equipment, or as a result of Owner's failure to operate or maintain the Facilities in accordance with the vendor operating manuals.

     12.6 No Implied Warranties. THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND NO OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY AND IMPLIED WARRANTIES OF CUSTOM OR USAGE) SHALL APPLY.

                                   ARTICLE 13.

                               SCHEDULE GUARANTEES

     13.1 Guarantee of Timely Completion. Contractor shall administer and perform the Work in accordance with the Project Schedule and guarantees that (i) Mechanical Completion shall occur on or before May 15, 2004 (the "Guaranteed Completion Date"), (ii) Substantial Completion shall occur by June 15, 2004 and
(iii) Final Completion shall occur by the "End Date," which shall be the date thirty (30) days after the Substantial Completion Date. Time is of the essence in this Agreement with respect to the Guaranteed Completion Date, Substantial Completion and Final Completion. If progress on the Work is significantly delayed other than as a result of Changes (subject to Section 6.5), Force Majeure or Owner Delays, Contractor shall take reasonable actions, including without limitation working overtime, weekends, or holidays, or adding additional personnel, equipment, or work spreads, at no cost to Owner, to cause Mechanical Completion to occur by the Guaranteed Completion Date.

     13.2 Compliance. Contractor and its Subcontractors shall design the Facilities such that the Facilities when constructed in accordance with that conceptual design shall meet all support requirements (including electrical, mechanical and structural) specified by processing equipment suppliers, including De Smet.

     13.3 Intentionally Omitted.

     13.4 Intentionally Omitted.

     13.5 Intentionally Omitted.

                                   ARTICLE 14.

                             LIMITATION OF LIABILITY

     14.1 Consequential Damages. CONTRACTOR HEREBY WAIVES WITH RESPECT TO OWNER INDEMNITEES, AND OWNER WAIVES WITH RESPECT TO CONTRACTOR INDEMNITEES (AND CONTRACTOR'S SUBCONTRACTOR'S) ANY RIGHT TO, DAMAGES THAT CONSTITUTE SPECIAL, INDIRECT, EXEMPLARY OR CONSEQUENTIAL DAMAGES ("SPECIAL DAMAGES") ARISING FROM ANY CAUSE, INCLUDING UNAVAILABILITY OF THE FACILITIES, SHUTDOWNS OR SERVICE INTERRUPTIONS, LOSS OF USE, NON-OPERATION OF THE FACILITIES OR ANY EQUIPMENT OR CONTRACTOR'S EQUIPMENT, LOSS OF PROFITS OR REVENUE, LOSS OF CONTRACTS, COST OF CAPITAL, INVENTORY OR USE CHARGES, CLAIMS OF OWNER'S CUSTOMERS. THE FOREGOING WAIVER SHALL APPLY WHETHER LIABILITY IS ASSERTED, EITHER INDIVIDUALLY OR JOINTLY AND IRRESPECTIVE OF WHETHER ALLEGED TO BE AS A RESULT OF BREACH OF CONTRACT, BREACH OF WARRANTY, TORT, (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR ANY OTHER LEGAL THEORY, AND WHETHER ARISING BEFORE OR AFTER COMPLETION OF THE FACILITIES.

     14.2 Releases Valid in All Events. Releases, disclaimers and limitations on liability expressed herein shall apply even in the event of the negligence, strict liability, default, or breach of contract of the party whose liability is released, disclaimed, or limited.

     14.3 Intentionally Omitted.

     14.4 Exclusive Remedies. OWNER AND CONTRACTOR INTEND THAT THEIR RESPECTIVE RIGHTS, OBLIGATIONS AND LIABILITIES AS PROVIDED FOR IN THIS AGREEMENT SHALL BE EXHAUSTIVE OF THE RIGHTS, OBLIGATIONS AND LIABILITIES OF EACH OF THEM TO THE OTHER ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE WORK, WHETHER SUCH RIGHTS, OBLIGATIONS AND LIABILITIES ARISE IN RESPECT OR IN CONSEQUENCE OF AN INDEMNITY OR WARRANTY OR BY REASON OF ANY BREACH OF CONTRACT OR OF STATUTORY DUTY OR BY REASON OF


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


TORT (INCLUDING NEGLIGENCE AND STRICT OR ABSOLUTE LIABILITY) OR BY REASON OF ANY OTHER LEGAL OR EQUITABLE THEORY. ACCORDINGLY, THE REMEDIES EXPRESSLY STATED IN THIS AGREEMENT FOR BREACHES OF PARTICULAR PROVISIONS THEREOF ARE INTENDED TO BE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES FOR SUCH BREACHES.

                                   ARTICLE 15.

                     REPRESENTATIONS OF CONTRACTOR AND OWNER

     15.1 Contractor Representations. Contractor represents and warrants that:

          15.1.1 Corporate Standing. It is a corporation duly organized, validly existing, and in good standing under the laws of the state of its formation, qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

          15.1.2 No Violation of law; Litigation. It is not in violation of any applicable Law, which violations, individually or in the aggregate, would affect performance of any of its obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any court or Governmental Authority now pending or (to Contractor's knowledge) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects, or business as whole, or ability to perform its obligations under this Agreement.

          15.1.3 Governmental Authorizations. It is (or will be prior to performing any Work on the Site) the holder of all Governmental Authorizations required to permit it to enter into and perform its obligations under this Agreement.

          15.1.4 No Breach. The execution, delivery or performance of this Agreement will not conflict with or result in a breach of, or require any consent under, its charter or bylaws, any applicable Law or any agreement or instrument to which it is a party or by which it is bound or to which it or any of its respective assets are subject, or constitute a default under any such agreement or instrument.

          15.1.5 Enforceability. It has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

          15.1.6 Investigation. It has: (a) full experience and proper qualifications to perform the Work, (b) examined this Agreement and all exhibits and attachments hereto thoroughly and become familiar with their terms, and (c) ascertained the nature and location of the Work, the general character and accessibility of the Site, the nature of the Site's visible surface geotechnical and soil conditions based on reports provided by Owner, the existence of obstacles to construction (other than underground obstacles), the location and character of existing or adjacent work or structures, and other general and local conditions and Laws (including labor Laws) which might affect its performance of the Work or the cost thereof.

     15.2 Owner Representations. Owner represents and warrants that:

          15.2.1 Business Organization. It is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation, is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on its financial condition, operations, prospects or business.

          15.2.2 No Violation of Law; Litigation. It is not in violation of any applicable Law, which violations, individually or in the aggregate, would affect performance of any of its obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any court or Governmental Authority now pending or (to Owner's knowledge) threatened against it which, if adversely determined, could reasonably be expected to have a material adverse effect on its financial condition, operations, prospects, or business, as a whole, or its ability to perform its obligations under this Agreement.

          15.2.3 Governmental Authorizations. It is (or will be prior to issuing any Notice to Proceed) the holder of all Governmental Authorizations required to permit it to enter into and perform its obligations under this Agreement.

          15.2.4 No Breach. The execution, delivery or performance of this Agreement will not conflict with or result in a breach of, or require any consent under, its charter or bylaws, any applicable Law or any agreement or instrument to which it is a party or by which it is bound or to which it or its assets are subject, or constitute a default under any such agreement or instrument.

          15.2.5 Enforceability. It has all necessary power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to the enforcement of creditors' rights generally and by general equitable principles.

                                   ARTICLE 16.

                       DEFAULT, TERMINATION AND SUSPENSION

     16.1 Default by Contractor.

          16.1.1 Termination for Inability to Perform. If any proceeding is instituted against Contractor seeking to adjudicate Contractor as a bankrupt or insolvent and such proceeding is not dismissed within sixty
     (60) days of filing, or if Contractor makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Contractor, or if Contractor files a petition seeking to take advantage of any other applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition, or adjustment of debts, or if Contractor admits in writing its inability to pay its debts when due, then Owner may terminate this Agreement effective immediately upon giving written notice of such termination to Contractor.

          16.1.2 Termination for Contractor's Failure to Perform. If:

               16.1.2.1 Any material representation or warranty of Contractor shall have been incorrect as of the date made;

               16.1.2.2 Contractor fails to make prompt payment of undisputed invoices due to any Subcontractor or otherwise repudiates or is in default with respect to any of its material obligations to any Subcontractor;

               16.1.2.3 Contractor fails to correct any defective Work in accordance with the provisions of this Agreement;

               16.1.2.4 Contractor makes a purported assignment of this Agreement in violation of the terms of Section 22.3;

               16.1.2.5 Any Security is repudiated or shall for any reason cease to be valid, binding, and enforceable or there is a default under any Security;

               16.1.2.6 Contractor disregards any Laws or Governmental Authorizations and such action could impair Contractor's ability to perform its obligations under this Agreement or Contractor persistently disregards any Laws or Governmental Authorizations;

               16.1.2.7 Contractor fails to pay any amounts payable by Contractor under this Agreement when due;

               16.1.2.8 Intentionally Omitted;

               16.1.2.9 Contractor fails to begin the appropriate Work within fifteen (15) days of receipt of the Notice to Proceed;

               16.1.2.10 Contractor abandons the construction of the Facilities;

               16.1.2.11 Contractor fails to achieve Mechanical Completion within ten (10) days after the Guaranteed Completion Date;

               16.1.2.12 Intentionally Omitted; or

               16.1.2.13 Contractor fails to perform any of its material covenants or agreements contained in this Agreement not otherwise specified above.

     then, in the case of 16.1.2.1, 16.1.2.4, 16.1.2.9, 16.1.2.11 or 16.1.2.12,
     Owner may immediately terminate this Agreement. As to other failures specified above which involve the payment of money or the provision of Security, Contractor shall not be in default if it cures the same within fifteen (15) days after receipt of notice from Owner specifying the default. As to other non-monetary failures specified above, Contractor shall not be in default if it promptly commences curing the same and completes the cure diligently, and in any event within forty-five (45) days after receipt of notice from Owner specifying the default; provided that, Owner in its reasonable discretion may extend this cure period if Contractor submits a reasonable plan to cure the default and is diligently pursuing the plan. Immediately upon expiration of the applicable cure period, without cure, Owner may terminate this Agreement.

          16.1.3 Owner's Rights. If Owner elects to terminate this Agreement under this Section 16.1, then Owner may employ any other Person (the "Replacement Contractor") to finish the Work in accordance with the terms of this Agreement. Owner shall be required to reasonably mitigate the cost of completing the Work, but may make such expenditures as in Owner's sole judgment will best accomplish the timely completion of the Facilities. Owner shall not be required or expected to mitigate any such costs by terminating, repudiating, or renegotiating any Subcontract. Contractor, if so requested by Owner, shall provide Owner, any Replacement Contractor or Lender, at Contractor's expense, with the right to continue to use any and all patented and/or proprietary information that Contractor has rights to use, if any (subject to reasonable proprietary restrictions), which Owner deems necessary to complete the Facilities. Upon such termination, Contractor shall not be entitled to receive any further payments under this Agreement except for payments for Work performed in accordance with the terms of this Agreement prior to such termination. In addition, Owner may pursue an action against Contractor for damages incurred by Owner as a result of Contractor's failure to perform under the terms of this Agreement.

          16.1.4 General Obligations. If Owner elects to terminate this Agreement under this Section 16.1, then Contractor shall, at Owner's request and at Contractor's expense, perform the following services relative to the Work so affected:

               16.1.4.1 Immediately cease all further Work, except such Work as Owner may specify in the termination notice;

               16.1.4.2 Assist Owner in preparing an inventory of all Equipment in use or in storage at the Site;

               16.1.4.3 Terminate all Subcontracts, except those to be assigned under Section 16.1.4.4;

               16.1.4.4 Assign to Owner, or to any Replacement Contractor designated by Owner or Lender, without any right to compensation, title to all Work not already owned by Owner, together with all Subcontracts and other contractual agreements and warranties as may be designated by Owner (subject to the assignee assuming any obligations thereunder accruing after assignment), and assign to Owner to the extent assignable all issued Governmental Authorizations, patents and other proprietary rights, if any, then held by Contractor pertaining to the Facilities;

               16.1.4.5 Remove from the Site rubbish and such of Contractor's Equipment as Owner may request;

               16.1.4.6 Deliver to Owner all design and other information as may be reasonably requested by Owner for the completion and operation of the Facilities; and

               16.1.4.7 Supply any proprietary components needed for the completion and operation of the Facilities that are not available from other Persons on reasonable terms.

          16.1.5 Payment Obligations. If Owner terminates this Agreement under this Section 16.1, as soon as reasonably practicable after reaching the equivalent of Final Completion, Owner shall determine the total reasonable and necessary expenses incurred and accrued by Owner in connection with termination of this Agreement (including all legal fees and expenses) and the completion of the Work, including all amounts charged by any Replacement Contractor to finish the Work based on the obligations such Replacement Contractor assumes under this Agreement and under any of Contractor's Subcontracts or other contractual agreement(s) that Owner elects to have assigned to such Replacement Contractor under Section 16.1.4.4., and additional reasonable and necessary overhead incurred and accrued by Owner to effect such takeover and to complete the Work (collectively, the "Cost to Complete the Facilities"). If the Cost to Complete the Facilities exceeds the balance of the Contract Price unpaid at the time of Contractor's default (the "Balance of the Contract Price"), then Owner shall be fully released from all obligations to pay the Balance of the Contract Price, and Contractor shall be liable for and shall pay to Owner upon written demand by Owner the amount of such excess, subject to the limitations on Contractor's liability under Section 14.1. Any such amount payable by Contractor may be deducted by Owner from any amounts due to Contractor. If the Cost to Complete the Facilities is less than the Balance of the Contract Price, then Contractor shall be entitled to be paid any unpaid portion of the Contract Price attributable to the Work executed by Contractor prior to the date of termination, the value of any unused or partially used materials on the Site furnished by Contractor which are taken over by Owner and have not already been paid for as part of the Contract Price paid to Contractor, and the costs, if any, incurred by Contractor in protecting the Work pursuant to Section 16.1.4.1 (collectively, the "Termination Amount") subject to the limitation that the Termination Amount shall not under any circumstance exceed the amount by which the Balance of the Contract Price is greater than the Cost to Complete the Facilities. Contractor shall not be liable for the Replacement Contractor's failure to perform.

     16.2 Optional Cancellation by Owner.

          16.2.1 Rights. Owner may cancel this Agreement at any time, without cause, by written notice to Contractor. Upon receipt of any such notice, Contractor shall, unless the notice directs otherwise:

               16.2.1.1 Immediately cease the Work on the date and to the extent specified in such notice and assist Owner in the inventory referenced in Section 16.1.4.2;

               16.2.1.2 Place no further orders or enter into no additional Subcontracts for Equipment and/or Work;

               16.2.1.3 Promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all orders, Subcontracts and rental agreements, unless Owner elects to have the same assigned under Section 16.1.4.4;



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

               16.2.1.4 Deliver to Owner all information prepared hereunder with respect to the Facilities as may be reasonably requested by Owner and which has been paid for by Owner, including all drawings, plans, specifications, studies, reports, and other information prepared hereunder as of the date of termination and assign to Owner to the extent assignable all issued Governmental Authorizations and other rights and documents referenced in Section 16.1.4.4; and

               16.2.1.5 Thereafter execute only that portion of the Work directed by Owner as may be necessary to preserve and protect Work already in progress and to protect Equipment at the Site or in transit thereto.

          16.2.2 Remedies. Contractor waives any claims for Special Damages, including loss of anticipated profits for uncompleted Work, on account of a termination by Owner under this Section 16.2 and shall accept as its sole remedy the following:

               16.2.2.1 Intentionally Omitted.

               16.2.2.2 Contractor shall be entitled to receive the actual costs incurred by Contractor attributable to the Work properly performed by Contractor and its Subcontractors as of the effective date the cancellation and any other out-of-pocket costs reasonably incurred by Contractor as a result of such cancellation which, in the circumstances, cannot be reasonably avoided by Contractor and are a direct result of such cancellation (collectively, the "Termination Expenses") plus ten percent (10%) of the Termination Expenses.

               16.2.2.3 Contractor shall use reasonable efforts to minimize Termination Expenses and any other costs of cancellation. Upon termination Owner shall have the option of having all or any Work or Equipment delivered to the Site or, at Owner's expense, to such other place as Owner shall reasonably direct. Payments for cancellation under Section 16.2 shall be due Contractor within fifteen (15) days of Owner's receipt and acceptance of a substantiated, itemized invoice and the delivery of any such Work or Equipment.

          16.2.3 Intentionally Omitted.

     16.3 Termination by Contractor.

          16.3.1 Termination for Owner's Inability to Perform. If any proceeding is instituted against Owner seeking to adjudicate Owner as a bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing, or if Owner makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Owner, or if Owner files a petition seeking to take advantage of any other applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition, or adjustment of debts, or if Owner admits in writing its inability to pay its debts when due, then Contractor may terminate this Agreement effective immediately upon giving written notice of such termination to Owner. Any such termination shall be without prejudice to any existing rights, powers, or remedies of either party under this Agreement.



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


          16.3.2 Termination for Owner's Failure to Perform. If:

               16.3.2.1 Owner fails to pay Contractor any undisputed amount due under any invoice within thirty (30) days after the amount became payable;

               16.3.2.2 Owner fails to observe or perform any of its material covenants or agreements contained in this Agreement;

               16.3.2.3 The Work is suspended for more than three (3) months total pursuant to Section 16.4; or

               16.3.2.4 Any material representation or warranty of Owner shall have been incorrect as of the date made.

     then, in the case of 16.3.2.4 Contractor may immediately terminate this Agreement. As to other failures specified above which involve the payment of money, Owner shall not be in default if it cures the same within fifteen
     (15) days after receipt of notice from Contractor specifying the default. As to other non-monetary failures specified above, Owner shall not be in default if it promptly commences to cure the same and complete the cure diligently, and in any event within forty-five (45) days after receipt of notice from Contractor specifying the default; provided that, Contractor, in its reasonable discretion, may extend this cure period if Owner submits a reasonable plan to cure the default and is diligently pursuing the plan. Upon expiration of the applicable cure period, without cure, Contractor may terminate this Agreement; provided that before any such right to terminate may be exercised, Contractor shall provide at least thirty (30) days written notice to Lender setting forth the circumstances of Owner's default. Contractor shall have no right to terminate if Lender cures the default within the thirty (30) day period.

          16.3.3 Payment on Termination by Contractor. If this Agreement is terminated under Section 16.3.1 or 16.3.2, Contractor shall be entitled to payment on the same basis as if the carrying out of the Work had been canceled under Section 16.2, provided that in no event will the aggregate sum of all payments received by Contractor exceed the Contract Price.

     16.4 Suspension of Work.

          16.4.1 Suspension of Work by Owner.

               16.4.1.1 At any time and from time to time and for any reason, Owner may by written notice to Contractor suspend the carrying out of the Work or any part thereof. On receipt of Owner's notice, Contractor shall suspend the carrying out of the Work or the specified part thereof for such time and in such manner as Owner may require and shall during any such suspension properly protect and secure the Work in such manner as Owner shall reasonably require. Unless otherwise instructed by Owner, during any such suspension Contractor shall maintain its staff and labor on or near the Site ready to proceed with the Work upon receipt of Owner's further instructions.

               16.4.1.2 Owner at any time following a suspension may give notice to Contractor to proceed with the Work previously suspended.


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


               16.4.1.3 Upon receipt of any such notice to proceed, Contractor shall examine the Equipment delivered to Contractor affected by the suspension and shall, at Owner's expense, make good any deterioration of or damage to such Equipment that may have occurred during the suspension (unless resulting from any breach by Contractor of its obligations to protect and secure the Work) and shall proceed with the Work previously suspended.

          16.4.2 Intentionally Omitted.

          16.4.3 Adjustment and Compensation for Suspension. In the event of a suspension of the Work under this Section 16.4, Contractor shall be entitled to a Change Order for reimbursement, on a monthly basis, in accordance with the invoicing and payment provisions set forth in Section 7.2, for all actual, direct, out-of-pocket costs plus Contractor's personnel costs (verified to Owner's reasonable satisfaction) which are reasonably incurred by Contractor as a result of such suspension and any increase in cost or delays resulting from such suspension, plus a mark-up thereon for Contractor's overhead and profit not to exceed fifteen percent (15%). In the event of a suspension under Section 16.4., Contractor shall be entitled to a Change Order which, in addition to providing for reimbursement for costs incurred, also provides for a reasonable extension to the Project Schedule in respect of any delay suffered by reason of the suspension.

                                   ARTICLE 17.

                                  FORCE MAJEURE

     17.1 Failure to Perform Due to an Event of Force Majeure. Subject to the terms of this Article 17, either party shall be entitled to delay performance and shall not be considered to be in default with respect to any obligation under this Agreement by the number of days, including recovery time, that performance is actually delayed by an Event of Force Majeure. However, no Event of Force Majeure affecting a party shall, of itself, excuse that party from making any payment otherwise due and payable by the party under this Agreement.

     17.2 Limitations of Events of Force Majeure. Events of Force Majeure shall be limited to the circumstances set forth in Section 17.4 (the "Events of Force Majeure") and shall entitle a party to delay performance (or to an extension of the Guaranteed Completion Date or the End Date) only to the extent:

          (a) such circumstance is not within the reasonable control of the party affected;

          (b) such circumstance, despite the exercise of reasonable diligence, cannot be prevented, avoided or removed by such party;

          (c) such circumstance prevents or hinders the affected party from fulfilling its obligations under this Agreement, or increases the cost thereof;

          (d) the affected party has taken all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on the affected party's ability to fulfill its obligations under this Agreement and to mitigate the consequences thereof;



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

          (e) such event is not the result of any failure of such party to perform any of its obligations under this Agreement; and

          (f) such party has given notice of the event in accordance with this
     Article 17.

     17.3 Notice of Event of Force Majeure. As soon as possible following the date of commencement of any Event of Force Majeure, if either party desires to invoke such Event of Force Majeure as a cause for delay in the performance of any obligation hereunder or an adjustment in the Contract Price (or as the cause for an extension of the Guaranteed Completion Date or the End Date), it shall promptly (but not later than seven (7) days after learning of such Event of Force Majeure), advise the other party in writing of such date of commencement. Notices shall be in accordance with Section 22.2. Within fourteen (14) days after learning of such Event of Force Majeure, the affected party shall provide in writing a description of the event, reasonable alternative measures which the affected party has taken in order to avoid the effect of such event on the party's ability to fulfill its obligations under this Agreement and to mitigate the consequences thereof, and the nature and expected duration of such Event of Force Majeure, to the extent the foregoing information is reasonably available. The affected party shall provide additional information concerning the event as reasonably requested by the other party (including updating of any information already provided under this Section 17.3). As soon as practicable after the commencement of the Event of Force Majeure, the affected party shall allow the other party's professional advisers access to its premises and equipment to enable the other party to assess the Event of Force Majeure and the steps to avoid or remove the circumstances constituting the Event of Force Majeure. Within a reasonable time following the date of termination of such Event of Force Majeure, the party having invoked such Event of Force Majeure as a cause for delay or an adjustment in the Contract Price (or as the cause for an extension of the Guaranteed Completion Date or the End Date) shall submit to the other party as soon as practicable, reasonable proof of the nature of such delay and its effect. The burden of proof to demonstrate that an Event of Force Majeure has occurred and that the affected party is entitled under this Article 17 to the relief it seeks in connection with the same, rests with the affected party. The parties will meet within ten (10) days after receipt of the notice by the unaffected party to discuss appropriate measures that should be taken. The parties shall thereupon consult with one another concerning the effect of such Event of Force Majeure and any adjustment in the Contract Price or extension of the Guaranteed Completion Date or the End Date. The parties:

          (a) shall make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any delay, extension or potential adjustment of the Contract Price occasioned by any Event of Force Majeure including recourse to alternate acceptable source of services, equipment and materials and construction equipment; and

          (b) shall use their best efforts to ensure resumption of normal performance of this Agreement after the occurrence of any Event of Force Majeure and shall perform their obligations to the maximum extent practicable as agreed between the parties.

     17.4 Events of Force Majeure. Subject to the provisions of Sections 17.2 and 17.5, Events of Force Majeure shall mean the following:



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

          (a) explosions, fires, nuclear radiation contamination, hurricanes, earthquakes, floods, natural disasters, epidemics, other acts of God, and any other similar circumstances;

          (b) war and other hostilities (whether declared or not), revolution, public disorders, insurrection, rebellion, sabotage, acts of public officials or terrorist action;

          (c) any material action or material inaction taken by any national or local government or judicial authority after the date of this Agreement, including without limitation any order, legislation, enactment, judgment, ruling or decision, provided, however that such government and judicial action does not result from any breach of this Agreement or violation of applicable Law by the party seeking to establish such event as an Event of Force Majeure;

          (d) national or regional strikes and strikes specific to the Site or to an Equipment Vendor's manufacturing facilities;

          (e) any other event beyond the party's reasonable control, which event or the effects thereof are not attributable to failure to perform its obligations under this Agreement or to exercise reasonable efforts to prevent, avoid, delay or mitigate the effect of such event

     For the avoidance of doubt, the parties intend that Contractor shall be to entitled to a Change Order for cost and schedule impacts arising from Events of Force Majeure that may otherwise excuse Owner from a breach of or failure to perform Owner's obligations hereunder.

     17.5 Certain Events Not Excused. Notwithstanding that an Event of Force Majeure may otherwise exist and without limiting the generality or effect of any other provision of this Article 17, the provisions of this Article 17 shall not excuse:

          (a) late delivery of equipment or materials caused by Contractor, or caused by any of the Subcontractors of Contractor, if Contractor could have avoided such late delivery by exercising all reasonable efforts as a prudent general contractor;

          (b) late performance by Contractor resulting from the late performance or default of a vendor or otherwise caused by Contractor's failure to engage qualified Subcontractors and suppliers or to hire an adequate number of personnel or labor or by inefficiencies on the part of Contractor;

          (c) delays resulting from reasonably foreseeable unfavorable weather;
     or

          (d) any delay on the part of a party resulting from a cause of delay known by the party to be in existence on the date of this Agreement.

     17.6 Continued Performance. Upon the occurrence of any Event of Force Majeure, the parties shall endeavor to continue to perform their obligations under this Agreement so far as reasonably practicable and Contractor shall, during the period of such circumstances, protect and secure the Work and Equipment in such manner as Owner shall require. Contractor shall notify


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


Owner of the steps it proposes to take, including any reasonable alternative means for performance of the Scope of Work not prevented by the Event of Force Majeure.

     17.7 Event of Force Majeure - Cost. Contractor shall bear its own delay costs with respect to the Scope of Work occasioned by any Event of Force Majeure for the first ninety (90) day period during the occurrence or continuance of each such Event of Force Majeure. If an Event of Force Majeure continues beyond such period, provided Contractor has properly invoked and observed the provisions of Section 17.3 in respect thereof, Contractor shall be entitled, subject to the provisions of Section 6.3, to recover delay costs with respect to the Work occasioned by each such Event of Force Majeure which accrue after each such period and the Contract Price shall be adjusted in accordance with Article
6. Notwithstanding anything in this Agreement to the contrary, the Contract Price and the Project Schedule shall be equitably adjusted for delays caused by the Owner or anyone for whom the Owner is responsible.

                                   ARTICLE 18.

                                   INDEMNITIES

     18.1 Contractor Indemnity. Contractor shall indemnify, defend and hold harmless Owner Indemnitees from and against all (a) demands, liens or other encumbrances on Owner, Owner, the Work, the Facilities, or Owner's or Owner's property for which payment has been made by Owner to Contractor on account of the Work, unless permitted under Section 3.17.4 or Section 7.6 and (b) claims, losses, damages, causes of action, liabilities and expenses, including without limitation experts' and attorneys' fees and costs (collectively "Losses"), of every kind or character (including those arising in favor of or brought by any of Contractor's employees, agents, Subcontractors, or representatives, or by any governmental agency or any other third party) for (i) the bodily injury (including death) or property damage (other than property for which risk of loss is assumed by Owner under Section 9.2) or of third parties to the extent caused by the negligence or willful misconduct of, or violation of Laws by, Contractor, any Subcontractor, their respective employees and agents and others for whom Contractor is responsible, (ii) infringement of patents or the improper use of other proprietary or intellectual property rights which may occur in connection with Contractor's or any Subcontractor's performance of the Work or breach of any warranty set forth in Section 20.6 (provided that Contractor shall have no indemnity obligations hereunder with respect to any infringement of patents or the improper use of other proprietary or intellectual property rights arising out of use of Equipment expressly specified by Owner for the Owner's manufacturing process) or (iii) the breach of Section 3.18.2; provided, however, that Contractor's contractual indemnity obligation shall not extend to the percentage of any Owner Indemnitee's Losses attributable to that Owner Indemnitee's negligence, breach of a contract or warranty or to strict liability imposed upon that Owner Indemnitee as a matter of law. This indemnification obligation shall apply regardless of the amount of insurance coverage held by Contractor, including that under any worker's compensation act, disability act, or other act or law which would limit the amount or type of damages, compensation, or benefits payable by or for Contractor.

     18.2 Owner Indemnity. Owner shall indemnify, defend and hold harmless Contractor Indemnitees from and against all third party losses attributable to bodily injury (including death) or property damage of third parties to the extent caused by (a) the negligence or willful misconduct of Owner, its employees, agents or others for whom Owner is responsible, (b) the


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


presence of Hazardous Substances existing at the Site on the Effective Date, but excluding any negligent disturbance of Hazardous Substances caused directly or indirectly by any Contractor Indemnitee, or by Contractor's breach of Section
3.18.1 or (c) Owner's use of the drawings and other materials specified in
Section 8.1.3 for work on which Contractor is not retained. This indemnification obligation shall apply regardless of the amount of insurance coverage held by Owner, including that under any worker's compensation act, disability act, or other act or law which would limit the amount or type of damages, compensation, or benefits payable by or for Owner.

     18.3 Intentionally Omitted.

     18.4 Contributory Negligence. In the event that one or more of both Owner Indemnitees and Contractor Indemnitees are negligent, in breach of a contract or warranty or strictly liable as a matter of law, this contractual indemnity obligation shall continue but each of Contractor and Owner shall be liable only for its respective percentage of responsibility for the Losses claimed.

     18.5 Notice. Each party shall promptly notify the other in writing of any claims which may be covered by the indemnities set forth in this Article 18. Without limiting the generality of the foregoing, Owner shall notify Contractor in writing as soon as Owner shall receive notice of any claims of infringement of patents or other proprietary rights occurring in connection with Contractor's performance of the Work. In turn, Contractor shall timely notify Owner in writing of any claims which Contractor may receive alleging infringement of patents or other proprietary rights which may affect Contractor's performance of the Work.

     18.6 Defense of Claims. The indemnifying party under Section 18.1, 18.2 or
18.3 (the "Indemnitor") shall have sole charge and direction of the defense and settlement of any suit or proceeding based on any Losses for which Indemnitor is responsible under any such Section, so long as the settlement imposes no obligations or restrictions on the indemnified party (the "Indemnitee") other than an obligation to join in a reasonable release. The Indemnitee shall give the Indemnitor such assistance as the Indemnitor may reasonably require in such defense, and shall have the right to be represented in such defense by counsel of its own choice at its own expense. If the Indemnitor fails to defend diligently such suit or proceeding, the Indemnitee may, in its reasonable discretion, either defend such suit or proceeding or settle the claim which is the basis thereof, without the Indemnitor's consent, but with prior notice to the Indemnitor, without relieving the Indemnitor of its obligation under Sections 18.1, 18.2 or 18.3 and in either case the Indemnitor shall reimburse the Indemnitee for its expenses, court costs and reasonable attorneys' fees. If any claim described in Section 18.1(ii), except as to Equipment specified by Owner and used in Owner's process, is held to constitute an infringement of any patent or other proprietary rights and the use of any Equipment or process included in the Work is enjoined, Contractor at its own expense and at Contractor's option shall (a) procure for Owner or Owner the right to continue to use the infringing Equipment or process, (b) replace such Equipment or process with non-infringing equipment or process of equal utility and efficiency or (c) modify such Equipment or process so that it becomes non-infringing without affecting its utility or efficiency; provided, however, that Contractor may elect the action described in clause (b) or (c) only if Contractor and Owner agree upon a schedule for such action which will allow Contractor



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to complete such action within a reasonable period of time without unreasonably interfering with operation of the Facilities.

                                   ARTICLE 19.

                               DISPUTE RESOLUTION

     19.1 Negotiation and Arbitration Resolution.

          19.1.1 Special Meeting. In the event of any dispute arising out of or relating to this Agreement which the parties have been unable to settle within thirty (30) days after the dispute arose, then either party may refer the dispute to a meeting of senior management, in which case each party shall nominate a senior officer of its management to meet at a mutually agreed time and place not later than forty five (45) days after the dispute arose to attempt to resolve the dispute. Should a resolution not be reached within fifteen (15) days after the meeting of senior officers, then either party may refer the dispute to arbitration under Sections 19.1.3 or 19.2.

          19.1.2 Privilege. The parties may assert in any other action or proceeding the restrictions and privileges regarding work product, attorney-client or other privilege or exclusionary rule available under applicable Law.

          19.1.3 Arbitration. All disputes that are not settled under Sections
     19.1.1 or 19.2 shall be exclusively and finally resolved through binding arbitration. Any party, at its option, may initiate binding arbitration by delivering written notice to all other parties to the dispute; provided, however, that, if there are multiple disputes and any party to the dispute so elects, all outstanding disputes shall be resolved by a single arbitration. All parties to the dispute shall attend and participate in, and shall be bound by the results of, the arbitration proceeding. Unless all parties to the dispute otherwise agree, the arbitration shall be conducted in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association ("AAA") then in effect, as supplemented by the terms of this Article 19. All arbitration proceedings shall be held in the city where the Work is located. The arbitration shall be before three neutral arbitrators all of whom are either attorneys or former judges with at least ten years of experience in handling construction and engineering matters (unless all parties to the dispute agree otherwise). In addition, if the matter in dispute is more than $500,000, all of the arbitrators shall be from AAA's Large and Complex Case Project Panel ("LCCP Panel") for construction cases. If the parties cannot agree on all three arbitrators within thirty (30) Business Days after delivery of the notice initiating arbitration, then AAA will appoint all arbitrators, all of whom must meet the above criteria. The non-prevailing party shall bear all costs and expenses of the arbitration, including without limitation the prevailing party's reasonable attorneys' and experts' fees and costs in preparing for, participating in and enforcing this arbitration provision or any award or other relief resulting from arbitration. The decision of any two of the three arbitrators shall be binding, but the arbitrators shall have no power to vary or modify any of the terms of this Agreement and shall decide the dispute in accordance with the terms hereof, including without limitation the restrictions on liability in Article 14 and Section 19.3, and their jurisdiction shall be limited accordingly. The terms of any award shall not include punitive damages. The arbitration award shall be in writing, and shall contain conclusions of law and findings of fact. Judgment upon the award may be entered in any court having jurisdiction. The



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     costs and expenses of the arbitration will be borne by the losing party, unless the Arbitrators find that it would be manifestly unfair to honor this agreement of the parties and determines a different allocation of costs.

     19.2 Intentionally Omitted.

     19.3 Applicable Law and Arbitration Act. Any arbitral award hereunder shall be enforceable in either the United States District Court of the county in which the Work is located or, if such court refuses jurisdiction, any court of the State in which the Work is located. Owner and Contractor each consent to the nonexclusive jurisdiction of, and to the laying of venue in, such court for such purpose. All procedural aspects of this agreement to arbitrate, including, but not limited to, the construction and interpretation of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses as to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the United States Arbitration Act, 9 U.S.C. ss.ss.1-16. In deciding the substance of any such claim, dispute or disagreement, the arbitrators shall apply the substantive laws of the State in which the Work is located, without regard to the conflicts of laws provisions thereof and without giving effect to its public policy exceptions, if any, to the enforceability of any provisions hereof; provided, however, that THE ARBITRATORS SHALL HAVE NO AUTHORITY TO AWARD PUNITIVE DAMAGES UNDER ANY CIRCUMSTANCES (WHETHER IT BE EXEMPLARY DAMAGES, TREBLE DAMAGES, OR ANY OTHER PENALTY OR PUNITIVE TYPE OF DAMAGES) REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER THE LAWS OF ANY JURISDICTION. THE PARTIES HEREBY WAIVE THEIR RIGHT, IF ANY, TO RECOVER PUNITIVE DAMAGES IN CONNECTION WITH ANY SUCH CLAIMS, DISPUTES OR DISAGREEMENTS, REGARDLESS OF WHETHER SUCH CLAIM, DISPUTE OR DISAGREEMENT ARISES UNDER THE LAW OF CONTRACTS, TORTS (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF EVERY KIND AND STRICT LIABILITY WITHOUT FAULT), OR PROPERTY, OR AT COMMON LAW OR IN EQUITY OR OTHERWISE. The arbitrators shall certify in their award that they have faithfully applied the terms and conditions of this Agreement (including without limitation the limits on liability and other provisions restricting the type and amount of damages recoverable by a party hereunder), and that no part of their award includes any amount for exemplary or punitive damages. To the fullest extent permitted by law, the arbitration proceeding and the arbitrators' award shall be maintained in confidence by the parties.

     19.4 Effect on Performance. Unless directed otherwise in writing, Contractor shall not cease or delay performance of its obligations under this Agreement during the existence of any dispute or the pendency of any proceeding to resolve it, and Owner shall pay to Contractor all amounts owing and not subject to dispute or offset.

     19.5 Incorporation and Consolidation. Contractor shall incorporate the provisions of this Article 19 into its agreements with any Subcontractor so that all Subcontractors shall also be bound to this dispute resolution procedure. Each party shall have the right, but not the obligation, to consolidate all Work-related disputes, whether involving Contractor, a Subcontractor and/or any third parties, into a single consolidated arbitration or other proceeding.


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

                                   ARTICLE 20.

                            CONFIDENTIAL INFORMATION

     20.1 Confidential Information. For a period of two years from the earlier of termination of this Agreement or Substantial Completion, neither Owner nor Contractor shall disclose the Confidential Information other than to its Representatives. "Representatives," as used in this Agreement, shall include directors, officers, employees, auditors, counsel, Owner, prospective lenders and Lenders, prospective purchasers and Affiliates and such Affiliate's directors, officers, employees, auditors, and counsel. To the extent that Contractor's Subcontractors and suppliers need to receive the technical specifications of the Facilities and the Equipment to complete their portion of the Work such Persons shall be deemed to be Representatives of Contractor. It is understood that (a) any Representative receiving Confidential Information shall be informed of the obligation of nondisclosure pursuant to this Agreement and
(b) Owner shall be responsible for any breach of this Agreement by its Representatives.

     20.2 Notice Preceding Compelled Disclosure. If Contractor or Owner or any Representative of either is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand, or other law or legal process) to disclose any Confidential Information, such party will promptly notify the other party of the request or requirement so that the other party may seek an injunction or appropriate protective order or grant a waiver of compliance with the provisions of this Agreement. If, in the absence of an injunction, protective order, or the receipt of a waiver hereunder, such party is, in the opinion of counsel, compelled by law or legal process to disclose the Confidential Information, then such party may disclose only such of the Confidential Information as is required and, provided that it exercises reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information, there shall be no liability for the disclosure of Confidential Information pursuant to this sentence.

     20.3 Definition of Confidential Information. The term "Confidential Information" shall mean all information that is furnished by one party to the other relating to the Facilities. Confidential Information shall also include all written information generated by a party or its Representatives that contains, reflects or is derived from furnished Confidential Information. The term "written information" shall include information recorded or stored in a digital format on electronic, magnetic, or optical media. The following will not constitute Confidential Information for purposes of this Agreement: (a) information which is or becomes publicly available other than as a result of a disclosure in violation of this Agreement, (b) information which was already known to the recipient prior to being furnished pursuant to this Agreement and
(c) information which becomes available on a non-confidential basis from a source other than the disclosing party if such source was not subject to any prohibition against transmitting the information to the recipient.

     20.4 Remedies. Money damages would not be a sufficient remedy for any breach of the above provisions of this Article 20 and the disclosing party shall be entitled to seek specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for any such breach but shall be in addition to all other remedies available at law or in equity.


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     20.5 Intellectual Property Provisions. Owner recognizes that some of the
Equipment, and any software, or proprietary information or other intellectual property (collectively, "Technology") provided by Contractor to Owner as part of the Scope of Work, may carry with it certain restrictions on use, copying and distribution because it is subject to certain license agreements. Owner agrees not to violate any such licenses of which Contractor informs Owner; provided that, Owner or Owner shall have the right to assign the benefit of such licenses to Lender in connection with granting a security interest in the Facilities, to a purchaser in connection with a transfer of the Facilities or to any subsequent owner or assignee of the same, or to a Replacement Contractor. Contractor represents and warrants that with respect to Technology it has all rights and licenses necessary for it to provide use of such Technology in the performance of the Work and to transfer, license to, and provide such Technology to Owner or Owner as contemplated in this Agreement and in this connection, Contractor grants Owner or Owner a perpetual, irrevocable, non-exclusive, transferable and royalty free license for the use, copying, modification, adaptation, display and performance of such Technology only in connection with the construction, ownership, operation, maintenance, repair, rebuilding, alteration and expansion of the Facilities at any time. Such license allows Owner or Owner only the limited right to use, copy, modify, adapt, display and perform such Technology as set forth herein and shall not convey any title to or ownership in such Technology to Owner or Owner or any Person to whom Owner or Owner is permitted to assign its license interests therein. This license shall survive termination of this Agreement by either party for any reason. Moreover, to the extent Owner is not provided as part of the Work with the source code of any software provided by Contractor to Owner, Contractor shall provide Owner with a source code escrow agreement in form and substance acceptable to Owner from the appropriate software vendor or licensor.

     20.6 Intellectual Property Warranties. Contractor represents and warrants that, with respect to any Technology sold to, transferred to, licensed to, or used by Contractor under this Agreement, Contractor owns or has sufficient rights, title and interest in such Technology and the intellectual property rights associated with such Technology to sell or license such Technology to Owner or otherwise allow Owner to use such Technology pursuant to the terms of this Agreement.

                                   ARTICLE 21.

                                    SECURITY

     21.1 Retention Bond. Contractor may reduce the amount of Retainage and/or Punch List Withholding required by this Agreement to the extent Contractor has delivered to Owner one or more irrevocable letters of credit or bank guarantees in a form reasonably acceptable to Owner, issued by a financial institution rated at least "A" by Standard & Poor's Corporation and at least "A2" by Moody's Investors Service (the "Retention Bond") in an amount equal to the proposed reduction, unless a Parent Guarantee is in place covering the proposed reduction. The Retention Bond may be drawn upon by Owner in U.S. Dollars in the United States of America from time to time for Contractor's failure to perform any of its material obligations under this Agreement or at any time there is less than fourteen (14) days remaining prior to the expiration of such Retention Bond.

     21.2 Intentionally Omitted.


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                                   ARTICLE 22.

                            MISCELLANEOUS PROVISIONS

     22.1 Governing Law. THIS AGREEMENT AND THE CONSTRUCTION AND INTERPRETATION OF THIS AGREEMENT, AND ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE WORK IS LOCATED WITHOUT APPLICATION OF ITS CHOICE OF LAW RULES OR THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE SALE OF GOODS.

     22.2 Notice. Notices or communications with respect to routine performance and administration of this Agreement shall be given by such means as may be appropriate to provide adequate communication, including written confirmation as necessary. All other notices, consents, requests, demands or other communications to or upon the respective parties shall be in writing and shall be effective for all purposes upon receipt on any Business Day before 5:00 PM local time and on the next Business Day if received after 5:00 PM or on other than a Business Day, including without limitation, in the case of (a) personal delivery, (b) delivery by messenger, express or air courier or similar courier,
(c) delivery by United States first class certified or registered mail, postage prepaid and (d) transmittal by telecopier or facsimile, addressed to the parties at the following addresses:

                  To Owner:             Omega Protein, Inc.
                                        c/o Omega Protein Corporation
                                        1717 St. James Place, Suite 550
                                        Houston, Texas 77056
                                        Attention:  President
                                        Fax:  713-940-6122

                  To Contractor:        Suitt Construction Co., Inc.
                                        10800 Midlothian Turnpike, Suite 300
                                        Richmond, Virgnia 23235
                                        Attention:  Robert Albert
                                        Fax:  804-794-8116

     Either party may change its address by seven (7) day's prior written notice to the other in the manner set forth above. In addition, either party may designate from time to time, by written notice given under this Section, additional addresses for notices or other or additional representatives for receipt of notices. Receipt of communications by United States first class or registered mail or by courier will be sufficiently evidenced by return receipt. Receipt of communications by facsimile will be sufficiently evidenced by a machine generated evidence of transmission without notation of error. In the case of illegible or otherwise unreadable facsimile transmissions, the receiving party shall promptly notify the transmitting party of any transmission problem and the transmitting party shall promptly resend any affected pages.

     22.3 Assignment. Except as set forth below in this Section 22.3, this Agreement may be assigned only with the prior written consent of the other party to this Agreement. Owner and any assignee of Owner may assign this Agreement and any rights or obligations hereunder to


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     (a) any Person that acquires Owner's interest in the Facilities and demonstrates the financial ability to satisfy Owner's obligations under this Agreement and (b) any Lender or any trustee or agent of any Lender as collateral security (and in connection with the same, Contractor hereby agrees to execute and deliver to Lender a consent agreement in the form reasonably requested by Lender). Contractor may assign this Agreement to any Affiliate of Contractor; provided that Contractor and its Parent unconditionally guarantee the performance of such Affiliate's obligations under this Agreement. Any purported assignment not in compliance with this
     Section 22.3 shall be void and without force or effect.

     22.4 Miscellaneous.

          22.4.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and reflects the prior agreements and commitments with respect thereto. There are no other oral or written understandings, terms or conditions and neither party has relied upon any representation, express or implied, not contained in this Agreement.

          22.4.2 Amendments. No change, amendment, or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment or modification shall be in writing and duly executed by both parties hereto.

          22.4.3 Joint Effort. Preparation of this Agreement has been a joint effort of the parties and the resulting document shall not be construed more severely against one of the parties than against the other.

          22.4.4 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope of intent of this Agreement or the intent of any provision contained herein.

          22.4.5 Severability. The invalidity of one or more phrases, sentences, clauses, sections, or articles contained in this Agreement shall not affect the validity of the remaining portions of the Agreement so long as the material purposes of this Agreement can be determined and effectuated.

          22.4.6 No Waiver. Any failure of any party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such party thereafter to enforce such provisions or require compliance with such terms.

          22.4.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

          22.4.8 Exhibits. All Exhibits referenced in this Agreement shall be incorporated into this Agreement by such reference and shall be deemed to be an integral part of this Agreement.


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          22.4.9 Independent Contractor. Contractor's relationship with Owner is that of an independent contractor and nothing contained in this Agreement shall be construed as constituting a joint venture or partnership between Contractor and Owner.

          22.4.10 Further Assurances. Contractor and Owner agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out the intent of this Agreement.

          22.4.11 Priority. In the event of any conflict or inconsistency between this Agreement and the Exhibits or other incorporated or associated documentation, the terms and conditions of this Agreement shall control.

          22.4.12 Counterparts. This Agreement may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both parties.

          22.4.13 Survival and Sunset. The warranties and indemnities set forth in this Agreement, and any other provisions which specifically so specify, shall survive the completion of the Work, the payment of all portions of the Contract Price and any termination of this Agreement.

          22.4.14 Performance of Obligations. If an obligation to be performed under this Agreement falls due on a day other than a Business Day, the obligation will be due on the next Business Day.

          22.4.15 Language. This Agreement and all documents, correspondence, notices, certificates, data, and drawings supplied herewith shall be provided in English.



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     IN WITNESS WHEREOF, Owner and Contractor executed this Agreement as of the date first written above.

                               OWNER:

                               OMEGA PROTEIN, INC.



                               By:  /s/ Joseph L. von Rosenberg III
                                  ----------------------------------------------
                                    Joseph L. von Rosenberg III,
                                    President and Chief Executive Officer


                               CONTRACTOR:

                               SUITT CONSTRUCTION CO., INC.

                               By: /s/ Donald H. Nickell, Jr.
                                  ----------------------------------------------
                                    Donald H. Nickell, Jr.
                                    Executive Vice-President